Exhibit 10.11

Q&K INTERNATIONAL GROUP LIMITED

SERIES C-2 PREFERRED SHARE SUBSCRIPTION AGREEMENT

January 30, 2019

SERIES C-2 PREFERRED SHARE SUBSCRIPTION AGREEMENT

THIS SERIES C-2 PREFERRED SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of January 30, 2019 by and among

1.	Q&K International Group Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”),

2.	QK365.Com Inc., a BVI Business Company incorporated under the laws of BVI (the “BVI Subsidiary”),

3.	QK365.Com Inc., a corporation incorporated under the Laws of the State of Delaware (the “US Subsidiary”),

4.	Qingke (China) Limited, a company limited by shares incorporated under the Hong Kong Laws (the “HK Subsidiary”),

5.	Shanghai Qingke Electrics Commerce Co., Ltd.(上海青客电子商务有限公司), a limited liability company established under the PRC Laws (the “Domestic Company”),

6.	Q&K Investment Consulting Co., Ltd. (上海青客投资咨询有限公司), a limited liability company established under the PRC Laws (the “WFOE”),

7.	each of the PRC Subsidiaries listed in Exhibit III attached hereto,

8.	Mr. JIN Guangjie, PRC ID No: [***], (the “Founder”)

9.	BILL.COM INC., a BVI Business Company incorporated under the laws of BVI (the “Holding Company”), and

10.	CP QK Singapore Pte Ltd., a company incorporated under the laws of Singapore (the “Investor”).

The above parties are collectively referred to as the “Parties”, and each, a “Party”.

RECITALS

A.

The Company is an exempted company incorporated under the laws of the Cayman Islands on August 14, 2014, with its registered address at the offices of Conyers Trust Company (Cayman) Limited at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. As of the date hereof, the Founder owns, indirectly through the Holding Company, 190,329,080 Ordinary Shares of the Company, representing approximately 17.56% of the issued share capital of the Company.

B.

The BVI Subsidiary is a BVI business company incorporated under the laws of BVI on September 29, 2014, with its registered office at Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands. As of the date hereof, the Company owns 100% of the outstanding shares of the BVI Subsidiary.

C.

The US Subsidiary is a corporation incorporated under the Laws of the State of Delaware on October 7, 2015, with its registered office at 3500 South Dupont Highway, City of Dover, County of Kent, Delaware 19901. As of the date hereof, the Company owns 100% of the outstanding shares of the US Subsidiary.

D.

The HK Subsidiary is a private company limited by shares incorporated under the Laws of Hong Kong on November 1, 2014, with its legal address at Flat/RMC, 21/F, Central, 88, 88 Des Voeux Road Central, Central, HK. As of the date hereof, the BVI Subsidiary owns 100% of the outstanding shares of the HK Subsidiary.

E.

The Domestic Company is a limited liability company established under the PRC Laws on August 2, 2013, with its legal address at Zone A, 3rd Floor, Tower 1, No. 1288, Boxue Road, Malu Town, Jiading District, Shanghai, PRC (上海市嘉定区马陆镇博学路1288号1幢三层A区). As of the date hereof, the Founder owns 74.53% of the outstanding Equity Securities of the Domestic Company, Xiamen Siyuan Investment and Management Co., Ltd. (厦门思元投资管理有限公司) and XIAO Bin (肖冰) respectively owns 15% and 10.47% of the outstanding Equity Securities of the Domestic Company.

F.

The WFOE is a wholly foreign-owned enterprise established under the PRC Laws on April 2, 2015 with its legal address at (Room C4, 2 Floor, No. 2 Building, No. 317 Meigui North Rd., China (Shanghai) Pilot Free Trade Zone, Shanghai, PRC (中国（上海）自由贸易试验区美桂北路317号二幢二层 C4室). As of the date hereof, the HK Subsidiary owns 100% of the Equity Securities of the WFOE. The WFOE has entered into a number of Control Documents with the Domestic Company and the Founder under which the WFOE controls the assets, business, financials, operation and management of the PRC Subsidiaries.

G.

The Company proposes to issue, and the Investor proposes to subscribe from the Company up to 273,360,850 Series C-2 Shares pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

In this Agreement, unless the context otherwise requires, capitalized words and expressions have the meanings as set forth in Exhibit I attached hereto.

2.	SUBSCRIPTION OF SHARES

2.1

Subject to the terms and conditions hereof, the Company hereby agrees to issue to the Investor, and the Investor hereby agrees to subscribe from the Company, at the Closing, up to 273,360,850 Series C-2 Shares, representing up to 20.15% of the Company’s issued and outstanding shares (on a fully diluted and as-converted basis) immediately after the Closing, at the subscription price of US$0.3045 per Series C-2 Share, amounting to an aggregate subscription price up to US$83,250,000; provided, however, that the aggregate subscription price then paid by the Investor as of the Closing in accordance with Section 3.2 shall be deemed as the final subscription price for Series C-2 Shares (the “Subscription Price”) and the number of Series C-2 Shares subscribed for by the Investor (the “Subscription Shares”) shall be calculated accordingly. For the avoidance of doubt, the Investor shall have the sole discretion over the time, installment and amount of payment of the Subscription Price. Notwithstanding the foregoing, if the Investor fails to pay the subscription price of US$ 83,250,000 by (i) the date on which the Company submits filing for its initial public offering or by (ii) the date when the definitive agreements in terms of the Company’s Series D financing are executed by the parties thereto, whichever is earlier (the “Funding Date”), the aggregate subscription price then paid by the Investor as of the Funding Date shall be deemed as the final Subscription Price for Series C-2 Shares and the number of Subscription Shares shall be calculated accordingly, and under such circumstance the Parties agree to amend this Agreement, mutatis mutandis, to reflect the result of such adjustment of the final Subscription Price. The Parties further agree that, such Funding Date may be extended for two (2) months by amendment to this Agreement in writing upon mutual consensus.

2.2	QIPO Adjustment.

2.2.1

In the event that the actual pre-offering market capitalization of the Company is less than USD800,000,000 (on a fully diluted basis), the Company shall additionally issue such number of Series C-2 Preferred Shares (the “QIPO Adjustment Shares”) to the Investor at par value as a compensation that shall be determined as below (subject to adjustment as a result of share split, share division, share combination, share dividend, reorganization, mergers, consolidations, reclassifications, exchanges, substitutions, recapitalization or similar events):

Number of QIPO Adjustment Shares	=	USD 800,000,000 minus the actual pre-offering market capitalization	*	Number of Subscription Shares
USD 800,000,000

2.2.2

Completion of the issue to the Investor of any QIPO Adjustment Shares shall be held at the principal office of the Company at 11:00a.m. local time on the 10th day after the date on which the Investor agrees to the actual pre-offering market capitalization (or if that day is not a Business Day, the immediately following Business Day) or at such other time and place as the Company and the Investor may mutually agree.

2.2.3

At completion of the issue of any QIPO Adjustment Shares to the Investor pursuant to Section 2.2.1, the Company shall deliver to the Investor: (1) the original share certificate(s) in respect of the QIPO Adjustment Shares, (2) a certified true copy of the register of members of the Company reflecting the issue of the QIPO Adjustment Shares to the Investor, and (3) the board and shareholder resolutions authorizing and approving the issue of the QIPO Adjustment Shares to the Investor.

3.	CLOSING; CLOSING DELIVERIES

3.1

Closing. The Closing shall take place through the remote exchange of documents prior to or on the tenth (10th) Business Day after the later of (i) the satisfaction or waiver of all the conditions to Closing set forth in Section 8 and Section 9, and (ii) the Company receiving a written notice from the Investor that the total subscription price paid by the Investor as of the notice date is the final Subscription Price; or at such other date, time and place as may be mutually agreed upon by the Company and the Investor.

3.2

Closing Account. Payment of the Subscription Price by the Investor to the Company shall be made by remittance of immediately available funds to a bank account of the Company acceptable to the Investor (the “Closing Account”), which may be made in installments at the sole discretion of the Investor, such Closing Account to be notified by the Company to the Investor within five (5) Business Days after the date hereof. All bank charges and related expenses for remittance and receipt of funds shall be for the account of the Company.

3.3

Company Deliverables. At the Closing, in addition to any items the delivery of which is made an express condition to the Investor’s obligations at the Closing pursuant to Section 8, the Company shall, and shall procure that the relevant Group Companies, deliver to the Investor:

3.3.1	an updated register of members of the Company, showing the Investor as the holder of the Subscription Shares, certified by the service provider of the Company,

3.3.2	a share certificate issued in the name of the Investor in respect of the Subscription Shares,

3.3.3

the duly executed board and shareholder resolutions of the Company approving (a) the entry by the Company of the Transaction Documents, (b) the transactions contemplated under the Transaction Documents, (c) the adoption of the Restated Articles and (d) the issue of the Subscription Shares to the Investor, free and clear of all Liens,

3.3.4

the duly executed board and shareholder resolutions of each Party (other than the Company, the Investor and the Founder) approving (a) the entry by the relevant Party of the Transaction Documents and (b) the transactions contemplated under the Transaction Documents, and

3.3.5	all waivers of pre-emptive rights duly executed by all shareholders of the Company.

3.4

Efforts to Fulfill Closing Conditions. The Warrantors shall use best efforts to ensure that the conditions set forth in Section 8 will be satisfied by the Closing Date. The Investor shall use best efforts to ensure that the conditions set forth in Section 9 will be satisfied by the Closing Date.

4.	VALUATION ADJUSTMENT MECHANISM

For the purposes of this Section 4:

Accounts:	means the audited or reviewed (as applicable) consolidated balance sheet, statement of income and statement of consolidated cash flow for such Financial Period prepared by the Company and audited or reviewed (as applicable) by the Auditor, together with the notes thereto, and (in the case of audited accounts) with an unqualified audit report thereon issued by the Auditor substantially to the effect that such financial statements give rise to a true and fair view of the financial position of the Company and its Subsidiaries.

Aggregate Actual EBITDA:	means the actual aggregate audited or reviewed (as applicable) EBITDA of the Company and its Subsidiaries on a consolidated basis for the Adjustment Period as set forth in the Accounts.

Actual EBITDA:	means the actual audited or reviewed (as applicable) EBITDA of the Company and its Subsidiaries on a consolidated basis for such Financial Period as set forth in the Accounts.

Adjustment Period:	means FY 2018 and FY 2019.

Adjusted Pre-Series C-2 Valuation:	means the Pre-Series C-2 Valuation of the Company as adjusted pursuant to Section 4.2.

Auditor:	means the auditor of the Company, such auditor to be appointed by the Company with the prior written consent of the Investor, or the Replacement Auditor, as the case may be.

Cumulative EBITDA Target:	means the aggregate of the EBITDA Target for each Financial Period during the Adjustment Period.

EBITDA:	means the net profit of the Company and its Subsidiaries on a consolidated basis for such financial year,

before:

(a) any taxes based on income, profits or capital of the Company and its Subsidiaries on a consolidated basis;

(b) any interest expense of the Company and its Subsidiaries on a consolidated basis; and

(c) any depreciation and amortization expenses of the Company and its Subsidiaries on a consolidated basis,

and excluding any items which are treated as exceptional or extraordinary, including but not limited to any non-recurring gains and losses of the Company and its Subsidiaries on a consolidated basis, such as any gains or losses in connection with any ESOP adopted by the Company and any costs relating to any financing events or an initial public offering of the Company.

For the avoidance of doubt, the IFRS prior to January 1, 2019 shall consistently apply when determining the EBITDA. Specifically, IFRS 16 Leases, which will take effect on January 1, 2019, shall not be applicable or taken into consideration for the purpose of computing the EBITDA provided hereunder.

EBITDA Target:	means the EBITDA target of the Company and its Subsidiaries on a consolidated basis for the applicable Financial Period during the Adjustment Period as set out in Section 4.1.

Financial Period:	means each of FY 2018 and FY 2019, as applicable.

FY 2018:	means the period commencing on October 1, 2018 and ending on September 30, 2019.

FY 2019:	means the period commencing on October 1, 2019 and ending on September 30, 2020.

IFRS:	means the International Financial Reporting Standards promulgated by the International Accounting Standards Board (IASB) (which includes standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions) effective as of the date hereof, together with its pronouncements thereon from time to time, and applied on a consistent basis.

Pre-Series C-2 Valuation:	means the valuation of the Company as agreed between the Investor and the Company, being US$330,000,000.

4.1	Expected Performance.

(a)	EBITDA guarantee. The Investor and the Company agree that the EBITDA Target for the Company for each Financial Period during the Adjustment Period shall be:

	FY 2018	FY 2019
EBITDA Target (in RMB)	250,000,000	700,000,000

(b)	Cumulative EBITDA. The Investor and the Company agree that the Cumulative EBITDA Target for the Company shall be RMB950,000,000.

4.2	Adjustment.

(a)	Adjustment conditions.

(i)	The Company shall deliver to the Investor the Accounts for each Financial Period during the Adjustment Period, within four (4) months from the end of such Financial Period.

(ii)

The Investor shall have the right to appoint an independent registered public accounting firm (the “Replacement Auditor”), at the sole cost and expense of the Company to prepare the Accounts for each Financial Period. The Company shall cooperate fully with the Auditor in the preparation of the Accounts, including providing full access to the books and records of the Group Companies and the provision of a management representation letter, in form and substance reasonably satisfactory to the Auditor, and any other information, records and documents as reasonably requested by the Auditor.

(iii)

The Investor and the Company agree that the Pre-Series C-2 Valuation shall be adjusted in accordance with Sections 4.2(c) and (d) if the Cumulative EBITDA Target or the EBITDA Target for FY 2019 is not met and in accordance with Section 4.2(e) if the Cumulative EBITDA Target and the EBITDA Target to FY 2019 have been met, in each case, in the manner set forth in Sections 4.2(c) to (e) (as applicable).

(iv)

Where the Pre-Series C-2 Valuation is adjusted pursuant to Sections 4.2(c) and (d), the Company shall issue, for a subscription price equal to the par value thereof, such number of Series C-2 Shares (the “Performance Adjustment Shares”) to the Investor as would give the Investor such an additional shareholding percentage of the total issued share capital of the Company immediately outstanding after Closing on an as-converted but non-diluted basis (for the avoidance of doubt, not including the Additional ESOP Shares and the Huarui Warrant Shares), after the issue of such Performance Adjustment Shares as determined below:

Subscription Price		Number of Subscription Shares
(Adjusted Series C-2 Valuation + Subscription Price)%	-	(1,069,500,000 + Number of Subscription Shares)%

(v)

Where the Pre-Series C-2 Valuation is adjusted pursuant to Section 4.2(e), the Investor shall transfer such number of Series C-2 Shares held by it (the “Management Adjustment Shares”) to the managers of the Company (the “Management”) as a management incentive for no consideration as would give the Management such an aggregate shareholding percentage of the total issued share capital of the Company immediately outstanding after Closing on an as-converted but non-diluted basis (for the avoidance of doubt, not including the Additional ESOP Shares and the Huarui Warrant Shares), after the transfer of such Management Adjustment Shares as determined below, provided that the Adjusted Pre-Series C-2 Valuation shall be US$360,000,000 if any adjustment to the Pre-Series C-2 Valuation pursuant to Section 4.2(e) would otherwise result in an Adjusted Pre-Series C-2 Valuation of more than US$360,000,000. Any such Management Adjustment Shares shall be automatically converted into Class A Ordinary Shares immediately upon transfer to the Management.

Number of Subscription Shares		Subscription Price
(1,069,500,000 + Number of Subscription Shares)%	-	(Adjusted Series C-2 Valuation + Subscription Price)%

(vi)

For the purpose of Section 4.2(a)(iv) and Section 4.2(a)(v) above, the total number of Class A Ordinary Shares immediately outstanding after Closing on an as-converted but non-diluted basis (for the avoidance of doubt, not including the Additional ESOP Shares and the Huarui Warrant Shares) shall be the sum of 1,069,500,000 and the number of Subscription Shares, which is up to 1,233,680,690 Class A Ordinary Shares.

(vii)

If the Investor exercises its right pursuant to Section 4.2(a)(ii), then the Accounts audited by the Replacement Auditor (including the Actual EBITDA and the Aggregate Actual EBITDA as reported in the Accounts audited by the Replacement Auditor) shall prevail and shall be used for the purposes of this Section 4.2, notwithstanding any Accounts audited or reviewed by the Auditor appointed by the Company (including the Actual EBITDA or the Aggregate Actual EBITDA as may have been reported in any Accounts prepared by the Auditor appointed by the Company).

(b)	Completion.

(i)

Completion of the issue to the Investor of any Performance Adjustment Shares or the transfer of any Management Adjustment Shares to Management shall be held at the principal office of the Company at 11:00a.m. local time on the 30th day after the date on which the Accounts of the Company for FY 2019 is delivered to the Investor (or if that day is not a Business Day, the immediately following Business Day) or at such other time and place as the Company or Management (as the case may be) and the Investor may agree. The allocation of the Management Adjustment Shares to the Management shall be determined by the Board. The Company shall notify the Investor of such allocation in writing at least three (3) Business Days before the date of completion of the transfer of Management Adjustment Shares to Management.

(ii)

At completion of the issue of any Performance Adjustment Shares to the Investor pursuant to Section 4.2(a)(iv), the Company shall deliver to the Investor (1) the original share certificates in respect of the Performance Adjustment Shares, (2) a certified true copy of the register of members of the Company reflecting the issue of the Performance Adjustment Shares to the Investor, and (3) the board and shareholder resolutions authorizing the issue of the Performance Adjustment Shares to the Investor.

(iii)

At completion of the transfer of the Management Adjustment Shares by the Investor to the Management pursuant to Section 4.2(a)(v), the Investor shall deliver to Management (1) the original share certificate in relation to such Management Adjustment Shares, and (2) the instrument of transfer in relation to the transfer of such Management Adjustment Shares to the Management.

(c)	Aggregate Actual EBITDA less than Cumulative EBITDA Target.

If the Company’s Aggregate Actual EBITDA is less than the Cumulative EBITDA Target, the Pre-Series C-2 Valuation shall be adjusted as follows:

Adjusted Pre-Series C-2 Valuation	=	Aggregate Actual EBITDA	X	Pre-Series C-2 Valuation
Cumulative EBITDA Target

(d)	Actual EBITDA for FY 2019 less than EBITDA Target for FY2019.

If (i) the Company’s Aggregate Actual EBITDA is not less than the Cumulative EBITDA Target but (ii) the Actual EBITDA for FY 2019 is less than the EBITDA Target for FY 2019, the Pre-Series C-2 Valuation shall be adjusted as follows:

Adjusted Pre-Series C-2 Valuation	=	Actual EBITDA for FY 2019	X	Pre-Series C-2 Valuation
EBITDA Target for FY 2019

(e)	Actual EBITDA for 2019 more than EBITDA Target for 2019.

If (i) the Company’s Aggregate Actual EBITDA is more than the Cumulative EBITDA Target, and (ii) the Actual EBITDA for FY 2019 is more than the EBITDA Target for 2019, the Pre-Series C-2 Valuation shall be adjusted as follows, provided that the Adjusted Pre-Series C-2 Valuation shall be US$360,000,000 if any adjustment to the Pre-Series C-2 Valuation pursuant this sub-section would otherwise result in an Adjusted Pre-Series C-2 Valuation of more than US$360,000,000:

Adjusted Pre-Series C-2 Valuation	=	Actual EBITDA for FY 2019	X	Pre-Series C-2 Valuation
EBITDA Target for FY 2019

5.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Each of the Warrantors, jointly and severally, hereby represents, warrants and undertakes to the Investor as of the date hereof and the Closing that each of the Warranties set out below is true, complete and accurate, and not misleading in all respects. Each of the Warrantors hereby acknowledges that the Investor is relying on the Warranties made by it or him in this Section 5 in entering into this Agreement. Each of the Warranties made by any Warrantor in this Section 5 shall be construed as a separate and independent Warranty and shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement (except where expressly provided to the contrary). Disclosures contained in the Disclosure Schedule attached hereto as Exhibit VI, with specific reference to the paragraphs of this Agreement to which such disclosures are related to, shall be deemed to be exceptions to the Warranties only if such disclosures are fully, specifically and accurately stated therein.

5.1

Organization, Standing and Qualification. Each Group Company is duly organized or incorporated, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its legally owned properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under each of the other Transaction Documents to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where it engages in any business.

5.2	Capitalization.

5.2.1	Company.

(a)

Company Shares. Immediately prior to the Closing, the authorized share capital of the Company shall be US$50,000 divided into 5,000,000,000 shares of a par value of US$0.00001 each, comprising of (a) 2,500,000,000 Class A Ordinary Shares; (b) 1,000,000,000 Class B Ordinary Shares; and (c) 1,500,000,000 Preferred Shares comprising of (i) 255,549,510 Series A Shares, of which 131,617,560 are designated as Series A-1 Shares, 40,121,500 are designated as Series A-2 Shares, and 83,810,450 are designated as Series A-3 Shares; (ii) 160,000,000 Series B Shares; (iii) 120,000,000 Series C Shares; (iv) 103,500,000 Series C-1 Shares; (v) no more than 273,360,850 Series C-2 Shares, the exact number of which shall be determined subject to Section 2 hereof; and (vi) the remaining shares are undesignated, each with such rights, preferences and privileges set forth in the Restated Articles.

Immediately prior to the Closing, the issued share capital of the Company are as follows:

(i)	120,121,410 Class A Ordinary Shares are issued and outstanding;

(ii)	310,329,080 Class B Ordinary Shares are issued and outstanding; and

(iii)

639,049,510 Preferred Shares are issued and outstanding of which (x) 131,617,560 Series A-1 Shares are issued and outstanding, 40,121,500 Series A-2 Shares are issued and outstanding and 83,810,450 Series A-3 Shares are issued and outstanding; (y) 160,000,000 Series B Shares are issued and outstanding, (z) 120,000,000 Series C Shares are issued and outstanding, and 103,500,000 Series C-1 Shares are issued and outstanding.

(b)

Company Options. There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the Equity Securities of the Company. Except as noted in this Section 5.2.1 above and the rights provided in the Shareholders Agreement, no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other Person).

5.2.2

BVI Subsidiary. The authorized share capital of the BVI Subsidiary is US$50,000, divided into 50,000 shares of US$1 each, 50,000 shares of which are duly issued and outstanding and held by the Company. There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the Equity Securities of the BVI Subsidiary. Except as set forth in its Constitutional Documents and provided by the applicable Laws, no outstanding Equity Securities of the BVI Subsidiary are subject to any preemptive rights, rights of first refusal or other rights to purchase such Equity Securities (whether in favor of the BVI Subsidiary or any other Person).

5.2.3

US Subsidiaries. The authorized share capital of the US Subsidiary is US$0.05, divided into 5,000 shares of US$0.00001 each, 5,000 shares of which are duly issued and outstanding and held by the Company. There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the Equity Securities of the US Subsidiaries. Except as set forth in its Constitutional Documents and provided by the applicable Laws, no outstanding Equity Securities of the US Subsidiaries are subject to any preemptive rights, rights of first refusal or other rights to purchase such Equity Securities (whether in favor of such US Subsidiaries or any other Person).

5.2.4

HK Subsidiary. The authorized share capital of the HK Subsidiary is HK$10,000, divided into 10,000 shares of HK$1 each, 10,000 shares of which are duly issued to and held by the BVI Subsidiary. There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the Equity Securities of the HK Subsidiary. Except as set forth in its Constitutional Documents and provided by the applicable Laws, no outstanding Equity Securities of the HK Subsidiary are subject to any preemptive rights, rights of first refusal or other rights to purchase such Equity Securities (whether in favor of the HK Subsidiary or any other Person).

5.2.5

PRC Subsidiaries. The registered capital of each of the PRC Subsidiaries has been fully paid up. There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the Equity Securities of the PRC Subsidiaries. Except as set forth in its Constitutional Documents and the Control Documents and Section 5.2.5 of the Disclosure Schedule, and provided by the applicable Laws, no outstanding Equity Securities of the PRC Subsidiaries are subject to any preemptive rights, rights of first refusal or other rights to purchase such Equity Securities (whether in favor of such PRC Subsidiaries or any other Person).

5.2.6

Outstanding Security Holders. A complete and current list of all outstanding ultimate or beneficial shareholders and any other holders of the Equity Securities of the Company as of the date hereof and immediately prior to the Closing is set forth in Section 5.2.6 of the Disclosure Schedule, indicating the type and number of Equity Securities held by each such holder. All outstanding share capital or registered capital of each Group Company has been duly and validly issued (or subscribed for), fully paid and non-assessable. Except as listed in Section 5.2.6 of the Disclosure Schedule, all share capital or registered capital of each Group Company is free and clear of any Lien (except for any restrictions on transfer under applicable Laws). No outstanding share, option, warrant, registered capital or other Equity Security of any Group Company was issued or subscribed to in violation of the preemptive rights of any Person, terms of any Contract or any applicable Law, including without being limited to applicable securities Laws and any exemption therefrom, by which each such Group Company at the time of issuance or subscription was bound. Except as contemplated hereunder, (i) there is no resolution pending to increase the share capital or registered capital of any Group Company; (ii) there is no outstanding Contract under which any Person purchases or otherwise acquires, or has the right to purchase or otherwise acquire, any interest in the share capital or registered capital of any Group Company; (iii) there is no dividend which has accrued or been declared but is unpaid by any Group Company; and (iv) there is no outstanding or authorized equity appreciation, phantom equity, equity plan or similar right with respect to any Group Company. Except as contemplated hereunder, no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to any of the Equity Securities of such Group Company.

5.3

Group Structure. Except for the BVI Subsidiary, the US Subsidiaries, the HK Subsidiary and the PRC Subsidiaries, the Company does not presently own or Control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity. None of the Group Companies has any Subsidiary, nor does any of them hold or Control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity, or maintain any offices or branches other than the BVI Subsidiary, the US Subsidiaries, the HK Subsidiary and the PRC Subsidiaries. The capital and organizational structure of each PRC Subsidiary is valid and in full compliance with relevant PRC Laws.

5.4

Due Authorization. All actions on the part of each Warrantor and, as applicable, its respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of all of its obligations under the Transaction Documents, and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Subscription Shares, the Conversion Shares and the Adjustment Shares have been taken or will be taken prior to the Closing. Each of the Warrantors has the requisite power, capacity and authority to enter into, execute and deliver each of the Transaction Documents to which it is a party, and to perform all the obligations to be performed by him/her or it hereunder and thereunder. Each of the Transaction Documents, when executed and delivered, will constitute valid and binding obligations of each Warrantor to the extent such Warrantor is a party to such Contract, enforceable against such Warrantor in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles.

5.5

Valid Issuance of the Subscription Shares. The Subscription Shares and the Adjustment Shares, when issued, sold, delivered and paid for in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable. All shares issuable upon conversion of the Subscription Shares and the Adjustment Shares will be duly and validly issued, fully paid and non-assessable. The issuance of the Subscription Shares, the Conversion Shares issued upon conversion of the Subscription Shares and the Adjustment Shares will be issued free and clear of any Liens, any consent rights, anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection therewith other than as set out in the Restated Articles.

5.6

Liabilities. Except as disclosed in the Financial Statements, none of the Group Companies has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which such Group Company has otherwise become directly or indirectly liable. Without limiting the generality of the above, there are no Liabilities imposed, or any obligations or commitments to impose any Liabilities, whether current or contingent, on the Company, the BVI Subsidiary, the US Subsidiaries or the HK Subsidiary, except for those Liabilities or obligations or commitments imposed solely by virtue of incorporation. None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other Person.

5.7	Title to Properties and Assets.

5.7.1

Title. Each Group Company has good and marketable title to, or valid rights to use, all of its properties and assets that it purports to own (including as reflected in its balance sheets of the Financial Statements and in the list of assets to be transferred to the Group Companies attached to the Restructuring Plan and the Qingke Robot Assets Purchase Plan) or that it currently uses, or in the case of leased or subleased properties and assets, that it has valid and subsisting leasehold interests in (except for such assets as have been spent, sold or transferred in the ordinary course of business since the Balance Sheet Date), free and clear of any and all Liens of any party. All amounts due and payable by each Group Company under the Assets Purchase Plan have been paid in full and use of such properties and assets have been in compliance with applicable Laws, orders of Governmental Authorities, or Contracts. The applicable Group Company is in possession of the whole of such properties and assets and no Person is in, or otherwise entitled to, occupation or use thereof. All such properties and assets have the benefit of such rights and easements as are necessary for the existing use thereof by the applicable Group Company. Such properties and assets collectively represent in all respects all properties and assets necessary for the conduct of the business of the Group Companies as presently conducted and proposed to be conducted, and have been properly maintained and are in good working condition. Each Group Company is in compliance with all the leases with respect to the property and assets it leases in all material respects.

5.7.2

Dispute and Defects. There is no outstanding notice or dispute involving any Group Company as to the use of any such properties which would, if implemented or enforced, have a Material Adverse Effect on the business of the applicable Group Company carried out at such properties. There is no outstanding notice or dispute as to any contravention of land zoning or planning legislation or regulations that are currently in effect or any alleged breach of such legislation or regulations in relation to any property of the Group Companies which would, if implemented or enforced, have a Material Adverse Effect on the business of the applicable Group Company carried out at such properties. There are no material defects on such properties and assets and there are no circumstances known to the Warrantors that are likely to lead to such defects which would have a Material Adverse Effect on the business of Group Companies carried out at such properties.

5.8	Status of Proprietary Assets.

5.8.1

Ownership of Proprietary Assets. Each of the Group Companies owns all right, title and interest in and to, free and clear of all Liens, or has all necessary and valid rights to use, all of the Proprietary Assets, and no item of Proprietary Assets is subject to any outstanding injunction, judgment, order, decree, ruling or charge. Each of the Proprietary Assets is valid, enforceable, and subsisting, in full force and effect, and has not been cancelled, expired or abandoned. None of the Warrantors is aware of any notice, claim or assertion that any item of Proprietary Assets is invalid and is aware of any actual, threatened or pending claim, action, opposition, re-examination, interference or cancellation proceeding with respect thereto. Section 5.8.1 of the Disclosure Schedule sets forth a complete and accurate list of each item of Proprietary Assets, including without limitation the Proprietary Assets owned by each Group Company which is a patent, patent application, registered trademark or service mark (or applications and renewals thereof), material unregistered trademark or service mark (including domain name registrations), trade name, domain name, registered copyright (or applications and renewals thereof), material unregistered copyright and Software.

5.8.2

Use of Proprietary Assets. The Group Companies have not interfered with, infringed upon, misappropriated or violated any rights of third parties to the Proprietary Assets due to its use of Proprietary Assets, and the Group Companies have not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation, nor is any Warrantor aware of any reasonable basis therefor. No third party has interfered with, infringed upon, misappropriated or violated any rights of the Group Companies to any of the Proprietary Assets. There are no outstanding options, licenses or agreements of any kind granted by any Group Company relating to the Proprietary Assets owned by any Group Company, and such Group Company is not bound by or a party to any options, licenses or agreements of any kind with respect to the Proprietary Assets owned by any other Person, except for standard end-user agreements with respect to commercially available Proprietary Assets such as “off the shelf” computer Software. Each Group Company has used best efforts to protect its title and ownership in the Proprietary Assets owned by such Group Company and the confidentiality of its trade secrets. To the Warrantors’ best Knowledge, there has been no material disclosure of any trade secrets of any Group Company by any Person. None of the Group Companies has utilized, or is reasonably likely to utilize, any Proprietary Assets belonging to any other Person, including, without limitation, any of the former employers of any Founder or Key Employee.

5.8.3

Work Products Owned by Group Companies. Each employee who has contributed to or participated in the conception and development of the Proprietary Assets on behalf of such Group Company with respect to the business of such Group Company, either (i) has been a party to a “work-for-hire” arrangement or similar agreement with such Group Company, in accordance with applicable Laws, that has accorded such Group Company full, effective, exclusive, and original ownership of all tangible and intangible property and related rights thereby arising, or (ii) has executed appropriate instruments of assignment in favor of such Group Company that has conveyed to such Group Company full, effective, and exclusive ownership of all tangible and intangible property and related rights thereby arising.

5.8.4

Employees’ Invention. None of the Warrantors is aware that any Key Employee of the Group Companies is obligated under any agreement or contract (including licenses, covenants or commitments of any nature) or instrument, or subject to any judgment, decree or order of any court or governmental agency or instrumentality, that would interfere with the use of his best efforts to promote the interests of such Group Company or that would conflict with the business as currently conducted or as proposed to be conducted by such Group Company, or that would prevent such Key Employee from assigning to such Group Company all Proprietary Assets conceived, developed or reduced to practice in connection with services rendered to such Group Company. Neither the execution nor delivery of any Transaction Document, nor the carrying on of the business as currently conducted or as proposed to be conducted by any Group Company, will, to the Warrantors’ best Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a violation or default under, any such Contract, judgment, decree or order under which any Key Employee is currently obligated. None of the Group Companies believes it is or will be necessary to utilize any inventions of any of its officers or employees (or people it currently intends to hire) made prior to or outside the scope of their employment by such Group Company.

5.8.5

Ownership of Proprietary Assets by Founder. Neither the Founder nor any of his Affiliates (other than the Group Companies) owns any Proprietary Asset which is required or is necessary for the Principal Business of the Group Companies.

5.9	Material Contracts and Obligations.

5.9.1	Definition. For purpose of this Agreement, “Material Contracts” means all Contracts (oral or written) that any Group Company is a party to or is bound by, and that:

(a)	have an aggregate value, cost or amount, or impose Liability or contingent Liability on any Group Company, in excess of US$300,000;

(b)	are not terminable upon thirty (30)-day notice without incurring any penalty or obligation or the termination of which would be reasonably likely to have a Material Adverse Effect;

(c)

are not readily to be fulfilled or performed by a Group Company on time or without undue or unusual expenditure of money or efforts or a Group Company does not have the technical and other capabilities or the human and material resources to enable it to fulfill, perform and discharge all its outstanding obligations in the ordinary course of business without realizing a loss on closing of performance;

(d)	are material to the conduct and operations of a Group Company’s business and properties;

(e)	are entered into with any Interested Party, except as disclosed in Section 5.19 of the Disclosure Schedule;

(f)	relate to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities;

(g)	are the five (5) largest Contracts in value in the financial year ended 2018 entered into with a material customer or material supplier of a Group Company or with a Governmental Authority;

(h)	involve indebtedness, an extension of credit, a guaranty or assumption of any obligation, or the grant of a Lien;

(i)

involve the acquisition or sale of a business, a merger, consolidation, amalgamation, a partnership, joint venture, or similar arrangement, except for the transactions in connection with the Restructuring Plan or the Qingke Robot Assets Purchase Plan;

(j)

involve the transfer or license of any Proprietary Asset to or from a Group Company (other than licenses granted from commercially readily available “off the shelf” computer Software), or obligate a Group Company to share or develop any Proprietary Asset with any third party;

(k)

contain change in Control, exclusivity, non-competition or similar clauses that may be reasonably expected to impair, restrict or impose conditions on a Group Company’s right to offer or sell products or services in specified areas, during specified periods or otherwise;

(l)	are entered into by a Group Company with any financial, legal, and other advisors or consultants; or

(m)	are otherwise substantially depended on by a Group Company, or are not in the ordinary course of business of a Group Company.

5.9.2

Compliance. All Material Contracts disclosed in Section 5.9 of the Disclosure Schedule are entered into by the applicable Group Company with the relevant contracting parties in writing and have been made available for inspection by the Investor and its counsel. Each Material Contract is a valid, binding and enforceable agreement of the parties thereto, the performance of which does not violate any applicable Law, and is in full force and effect, and the terms thereof have been complied with by the relevant Group Companies and, to the best Knowledge of each Warrantor, by all the other parties thereto. There are no circumstances that are likely to give rise to any breach of such terms, and there are no grounds for rescission, avoidance or repudiation of any of the Material Contracts. No notices of violation, default, termination or intention to terminate (whether or not such notice is in writing) have been received in respect of any Material Contract.

5.10	Litigation.

5.10.1

General. There is no Action pending or, to the best Knowledge of each Warrantor, threatened, against any Group Company or the business of the Group Companies, and each Warrantor is not aware of any event or circumstance that may form a basis for any such Action. The foregoing includes, without limitation, Actions pending or threatened against the Group Companies or the business of the Group Companies (or any basis therefor known to the Warrantors) involving the prior employment of the Founder or any of the Group Company’s employees, their use in connection with the business of the Group Companies of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with former employers. None of the Group Companies is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority. There is no Action by the Group Companies that is currently pending or that any Group Company intends to initiate.

5.10.2

Action Relating to this Agreement. There is no Action pending or, to the best Knowledge of the Warrantors, threatened, that questions the validity of any Transaction Document, or the right of any Group Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby or that could, individually or in the aggregate, result in a Material Adverse Effect or a change in the current equity ownership of any Group Company.

5.11	Compliance with Laws; Consents and Permits.

5.11.1

General Compliance. Except as set forth in Section 5.16 of the Disclosure Schedule, the Holding Company and each Group Company has been conducting its business activities within its permitted scope of business, and is operating its business in compliance with applicable Laws in all material respects. All Approvals from any Governmental Authority and any third party which are required to be obtained or made by each Warrantor under applicable Laws in connection with the due and proper establishment of the Holding Company and each Group Company and the conduct of the business or the consummation of the transactions contemplated under the Transaction Documents, the absence of which would be reasonably likely to have a Material Adverse Effect, have been obtained or completed in accordance with the relevant Laws, are not in default, and are in full force and effect. None of the Holding Company or the Group Companies is in receipt of any letter or notice from any Governmental Authority notifying revocation of any permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it. In respect of Approvals, licenses or permits required for the conduct of any part of the business of the Group Companies which are subject to periodic renewal, none of the Warrantors or the Holding Company has any reason to believe that such requisite renewals will not be timely granted by the relevant Governmental Authorities.

5.11.2

Compliance with PRC Laws. All Approvals from any PRC Governmental Authority and any third party which are required to be obtained or made by each Warrantor under applicable PRC Laws in connection with (i) the due and proper establishment of the PRC Subsidiaries and the conduct of its business, (ii) the consummation of the transactions contemplated hereunder or under the other Transaction Documents, including but not limited to the Approvals by and with the National Development and Reform Commission, the Ministry of Commerce, the State Administration for Industry and Commerce, the SAFE, tax authorities, customs authorities, environment authorities, and product registration authorities, have been obtained or completed in accordance with the relevant PRC Laws, not in default, and are in full force and effect and there exist no grounds on which any such Approval may be cancelled or revoked or any PRC Subsidiary or its legal representative may be subject to Liability or penalties for misrepresentations or failures to disclose information to the issuing PRC Governmental Authorities.

5.11.3

SAFE. The Founder and any other Person who is required to comply with the SAFE Rules and Regulations has completed registration with SAFE with respect to their direct or indirect holding of Equity Securities in the Company, the BVI Subsidiary, the US Subsidiaries and the HK Subsidiary since their respective incorporation in accordance with the SAFE Rules and Regulations and such Founder or other Person has not received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations. Each of the Holding Company and the Group Companies has fully complied with the SAFE Rules and Regulations in all material aspects and neither the Holding Company nor any Group Company has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

5.11.4

Securities Act Compliance. Based in part on the representations of the Investor set forth in Section 6 below, the offer, sale and issuance of the Subscription Shares in conformity with the terms of this Agreement are exempt from the registration and qualification requirements of all applicable securities Laws, including the Securities Act, and the issuance of Ordinary Shares upon conversion of the Series A Shares, Series B Shares, Series C Shares, Series C-1 Shares and Series C-2 Shares in accordance with the Restated Articles and the issue of the Adjustment Shares will be exempted from such registration or qualification requirements.

5.11.5

Anti-Corruption Laws Compliance. Each Warrantor has not, and to the best Knowledge of each Warrantor, no director, officer, employee, agent or representative of the Holding Company or any Group Company has, taken any action in furtherance of an offer, payment, promise to pay, or authorization or Approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person to improperly influence official action by that person for the benefit of the Holding Company or any Group Company, or to otherwise secure an improper business advantage for the Holding Company or any Group Company; and each of the Holding Company and the Group Companies has conducted its businesses in compliance with applicable Anti-Corruption Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.11.6

Anti-Money Laundering Compliance. The operations of the Holding Company and each Group Company have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements and the applicable anti-money laundering Laws of jurisdictions where the business of the Holding Company and each Group Company is conducted respectively, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and there is no action, suit or proceeding by or before any court or Governmental Authority involving the Holding Company or any Group Company with respect to the Anti-Money Laundering Laws which is pending or, to the best Knowledge of each Warrantor, threatened.

5.11.7	No Sanctions.

(a)

Neither the Holding Company nor the Group Company is, and to the best Knowledge of each Warrantor, no director, officer, or employee, agent, affiliate or representative of the Holding Company or any Group Company is, a Person that is, or is owned or controlled by a Person that is:

1.

the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) , the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”); or

2.	located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea region of the Ukraine, Cuba, Iran, North Korea and Syria).

(b)

Each Warrantor has not, directly or indirectly, used the proceeds of the offering, or lent, contributed or otherwise made available such proceeds to any Subsidiary, joint venture partner or other Person:

1.	to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

2.	in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(c)

for the past 5 years, each of the Holding Company and the Group Companies has not been or has not knowingly been engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

5.12

Compliance with Other Instruments and Agreements. The Constitutional Documents of each Group Company are valid and have been duly approved or issued (as applicable) by competent Governmental Authorities in the jurisdiction where such Group Company is incorporated. None of the Group Companies is in nor shall the business as currently conducted or proposed to be conducted result in violation, breach or default of any term or provision of the Constitutional Documents, or of any term or provision of any Contract to which such Group Company is a party or by which it may be bound, or of any provision of any Law applicable to or binding upon such Group Company. None of the activities, Contracts or rights of any Group Company is ultra vires or unauthorized. The execution, delivery and performance of and compliance with this Agreement and any other Transaction Document and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Contract to which such Group Company is a party or by which it may be bound or a violation of any Law or an event which results in the creation of any Lien upon any Equity Security or asset of any Group Company.

5.13

Disclosure. Each Warrantor has fully provided the Investor with all information necessary or desirable for the Investor to decide whether to subscribe for the Subscription Shares and all information that such Warrantor believes to be reasonably necessary to enable such Investor to make such decision. No information or materials provided by any of the Warrantors to the Investor in connection with the transactions contemplated under the Transaction Documents and negotiation or execution of the Transaction Documents contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.14

Registration Rights. Except as provided in the Transaction Documents, no Group Company has granted or agreed to grant any Person any registration rights (including piggyback registration rights) with respect to, nor is any Group Company obliged to list, any Group Company’s Equity Securities on any securities exchange. Except as contemplated under this Agreement or the Shareholders Agreement, there are no voting or similar agreements which relate to any Group Company’s Equity Securities.

5.15

Insurance. Each Group Company has obtained and maintains the insurance coverage of the same types and at the same coverage levels as other similarly situated companies in the same industry in which such Group Company operates its business or possesses its properties and assets, in accordance with its best commercial practices. To the best Knowledge of each Warrantor, nothing has been done or omitted to be done by or on behalf of any Group Company which would make any policy of insurance void or voidable or enable the insurers to avoid the same and there is no claim outstanding under any such policy and, to the best Knowledge of each Warrantor, there are no facts or circumstances likely to give rise to such claim or result in an increased rate of premium. All information furnished in obtaining or renewing the insurance policies of each Group Company was correct, full and accurate when given and any change in that information required to be given was correctly given. No Group Company is in default under any of these policies. No Group Company has suffered any uninsured losses or waived any rights of material or substantial value or allowed any insurance to lapse. No claim under any policy of insurance taken out in connection with the business or assets of any Group Company is outstanding and, to the best Knowledge of each Warrantor, there are no facts or circumstances likely to give rise to such a claim.

5.16

Financial Statements. The Group Companies have delivered to the Investor a true and complete copy of the Financial Statements and such Financial Statements provide a true and fair view of the financial position of the Group Companies. Except as set forth in Section 5.16 of the Disclosure Schedule, such Financial Statements (i) have been prepared in accordance with the books and records of each Group Company, (ii) are true, correct and complete and present fairly the financial condition of such Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (iii) have been prepared in accordance with PRC GAAP, applied on a consistent basis, except as to the unaudited consolidated Financial Statements, for the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the balance sheets included in the Financial Statements disclose all of each Group Company’s debts, Liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute Liabilities, accrued Liabilities, and contingent Liabilities) to the extent such debts, Liabilities and obligations are required to be disclosed on a balance sheet in accordance with PRC GAAP, other than current Liabilities that were incurred after the Balance Sheet Date in the ordinary course of business consistent with its past practices that are not material in the aggregate. All revenues, costs and other expenses as reflected in the Financial Statements are truly, correctly and appropriately recorded and recognized in accordance with PRC GAAP. All revenues are derived from transactions entered into by the Group Companies with Persons that are not Interested Parties on arm’s length terms. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with PRC GAAP.

5.17	Activities since Balance Sheet Date. Since the Balance Sheet Date, with respect to each Group Company there has not been:

5.17.1

any change in the assets, Liabilities, financial condition or operating results of such Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business of such Group Company that have not been adverse to such Group Company;

5.17.2	any change in the contingent obligations of such Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

5.17.3

any damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets, properties, financial condition, operating results, prospects or business of such Group Company (as presently conducted and as proposed to be conducted);

5.17.4	any waiver by such Group Company or the Founder of a valuable right or of any debt;

5.17.5

any satisfaction or discharge of any Lien or payment of any obligation by such Group Company, except such satisfaction, discharge or payment made in the ordinary course of business of such Group Company that do not constitute or result in, the aggregate, a Material Adverse Effect;

5.17.6

any material change or amendment to a Material Contract or arrangement which such Group Company or any of its assets or properties is bound by or subject to, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

5.17.7	any change in any compensation arrangement or agreement with any Key Employee;

5.17.8	any sale, assignment or transfer of any Proprietary Assets or other intangible assets of such Group Company;

5.17.9	any resignation or termination of employment with any Key Employee;

5.17.10

any mortgage, pledge, transfer of a security interest in, or Lien created by any Warrantor, with respect to any of such Group Company’s properties or assets, except for Liens for Taxes not yet due or payable;

5.17.11	any debt, obligation, or Liability incurred, assumed or guaranteed by such Group Company not in the ordinary course of business and with a sum of more than RMB1,000,000;

5.17.12

any declaration, setting aside or payment or other distribution in respect of any of such Group Company’s Equity Securities, or any direct or indirect redemption, purchase or other acquisition of any of such Equity Securities by such Group Company;

5.17.13	any failure to conduct business in the ordinary course of business;

5.17.14	any transactions with any Interested Party except as disclosed in Section 5.19 of the Disclosure Schedule;

5.17.15	any other event or condition of any character which could reasonably be expected to constitute or result in a Material Adverse Effect; or

5.17.16	any agreement or commitment by any Warrantor to do any of the things described in this Section 5.17.

5.18	Tax Matters.

5.18.1

Except as set forth in Section 5.18 of the Disclosure Schedule, all Tax Returns have been made, given or kept within the requisite periods and on a proper basis in accordance with all applicable laws, regulations and interpretations and are up-to-date and accurate, complete and correct in all material respects; and none of them is, or, to the best Knowledge of each Warrantor, is likely to be, the subject of any dispute with any taxation authority.

5.18.2	Each Group Company has paid all Taxes which it has become liable to pay and is under no obligation or Liability to pay any penalty or interest in connection with any claim for taxation.

5.18.3	Each Group Company is in possession of sufficient information to enable it to compute its Tax Liability insofar as it depends on any transaction occurring on or before the Closing.

5.18.4

Without prejudice to any Tax obligation or Liability which may arise under this Agreement or in connection with the transactions contemplated hereunder, there is no Tax Liability in respect of which a claim for any Tax against any Group Company could be made under any Transaction Documents and there are no circumstances which could reasonably be expected to give rise to such obligation or Liability.

5.18.5	There are no matters relating to Taxes in respect of which each Group Company (either alone or jointly with any other Person) has, or at the Closing will have, an outstanding entitlement to make:

(a)	any claim (including a supplementary claim) for Relief;

(b)	any election, including an election for one type of Relief, or one basis, system or method of Taxation, as opposed to another any appeal or further appeal against an assessment to taxation;

(c)	any application for the postponement of, or payment by installments of, any Tax or to disclaim or require the postponement of any allowance or Relief; or

(d)	any court proceedings which may be made or taken by any Group Company within the appropriate time limit after the Closing.

5.18.6

No Relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Tax has been claimed and/or given to any Group Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time after the Closing.

5.18.7

No Group Company has, since the Balance Sheet Date, taken any action which has had, or will have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously had with any Tax authority.

5.18.8

Since the Balance Sheet Date, none of the Group Companies has incurred any Taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made adequate provisions on its books of account for all Taxes, assessments and governmental charges with respect to its business, properties and operations for such period, including any and all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the applicable date stated in the Financial Statements.

5.18.9

None of the Group Companies has ever claimed or been adjudged to be resident in the US (either under the terms of an applicable tax treaty or under the US tax Laws which consider whether a person has a closer connection to a jurisdiction other than the US for tax purposes). This warranty is given in relation to each natural person who is an ultimate beneficial owner or beneficiary of the Warrantors and each of the Warrantors warrants that it is not itself, nor is it beneficially owned by, an entity created or organized in or under the laws of the US or an estate or trust that is treated as a US Person.

5.18.10

No Group Company is, has ever been, nor will become, as a result of the transactions contemplated herein, a “controlled foreign corporation” (“CFC”), as defined in section 957 of the Code, or a “passive foreign investment company”, as defined in section 1297 of the Code (“PFIC”). Each Group Company is treated as a corporation for US federal income tax purposes. Each Group Company does not anticipate that it will become a PFIC or CFC for the current taxable year or any future taxable year.

5.18.11	There has not been any inappropriate or incorrect recognition of revenues or expenses that could result in a Tax Liability for any Group Company.

5.18.12

Each Group Company has maintained proper and accurate documentation and records to support and provide evidence that all transactions entered into by the Group Companies are on arm’s length terms and to defend any claim by a Governmental Authority that any Group Company has engaged in transfer pricing practices.

5.19

Interested Party Transactions. Except as disclosed in Section 5.19 of the Disclosure Schedule, none of the Interested Parties is directly or indirectly interested in any transaction entered into by a Group Company, nor has any of them had, either directly or indirectly, a material interest in (i) any Person which purchases from or sells, licenses, furnishes, or provide to a Group Company any goods, property, intellectual or other property rights or services; or (ii) any Person that competes with a Group Company. None of the Interested Parties is indebted to any Group Company nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Interested Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits). Any transaction between any Group Company and any Interested Party or among any Interested Parties is at a fair market price on an arm’s length basis.

5.20

Restructuring. Other than as specifically set out in this Agreement, each of the Group Companies has completed the Restructuring in accordance with the Restructuring Plan, and all Approvals necessary for the Restructuring have been obtained.

5.21	Employee Matters.

5.21.1

General. Except as set forth in Section 5.21 of the Disclosure Schedule, each Group Company (i) is in compliance in all material aspects with all applicable Laws respecting employment, employment practices and terms and conditions of employment, including without limitation the applicable PRC Laws pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits and pensions; (ii) has withheld and reported all amounts required by any applicable Law or any Contract to be withheld and reported with respect to wages, salaries and other payments to employees; (iii) is not liable for any arrear of wages, Tax or penalty for failure to comply with any of the foregoing; and (iv) other than as required by applicable Laws, is not liable for any payment to any trust or fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees. There are no pending or, to the Group Company’s best Knowledge, threatened or reasonably anticipated Actions against any Group Company under any worker’s compensation policy or long-term disability policy. No Group Company has direct or indirect Liability with respect to any misclassification of any Person as an independent contractor rather than as an employee.

5.21.2

Employment Relation. Each full-time employee and officer of the Group Companies has duly executed an Employment-Related Agreement which is in full force and effect and binding upon and enforceable against each such Person, and to the best Knowledge of each Warrantor, none of the full-time employees or officers is in violation thereof. None of the Warrantors is aware that any Key Employee intends to terminate his or her employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any Key Employee. There is no share incentive, share option, profit sharing, or other incentive arrangement for or affecting any current or former employee or worker of any Group Company. Except as required by applicable Laws, no Group Company has or maintains any employee benefit plan, employee pension plan, medical insurance, or life insurance to which any Group Company contributed or is obligated to contribute thereunder for current or former employees of any Group Company.

5.22	No Other Business.

5.22.1

Company. The Company was formed solely to acquire and hold the Equity Securities in the BVI Subsidiary and the US Subsidiary and since its formation has not engaged in any other business and has not incurred any Liability in the course of its business of acquiring and holding its Equity Securities in the BVI Subsidiary and the US Subsidiary.

5.22.2

BVI Subsidiary. The BVI Subsidiary was formed solely to acquire and hold Equity Securities in the HK Subsidiary and since its formation has not engaged in any other business and has not incurred any Liability in the course of its business of acquiring and holding its Equity Securities in the HK Subsidiary.

5.22.3

US Subsidiary. The US Subsidiary was formed solely to acquire and hold Equity Securities in Jersey Standard Inc. and since its formation has not engaged in any other business and has not incurred any Liability in the course of its business of acquiring and holding its Equity Securities in Jersey Standard Inc.

5.22.4

HK Subsidiary. The HK Subsidiary was formed solely to acquire and hold Equity Securities in the WFOE and since its formation has not engaged in any other business and has not incurred any Liability in the course of its business of acquiring and holding its Equity Securities in the WFOE.

5.22.5	PRC Subsidiaries. The PRC Subsidiaries are engaged solely in the Principal Business and have no other business activities.

5.23

Minute Books. The minute books of each Group Company which have been made available to the Investor contain a complete summary of all meetings and actions taken by directors, shareholders or owners of such Group Company since its formation, and reflect all material transactions referred to in such minutes accurately in all respects.

5.24

Financial Advisor Fees. There exists no Contract between any Warrantor or any of its or his/her Affiliates and any investment bank or other financial advisors under which such Warrantor may owe any brokerage, placement or other fees relating to the issue of the Subscription Shares. No Warrantor has retained any finder or broker in connection with the transactions contemplated by this Agreement.

5.25

Obligations of Management. Each of the Founder and the Key Employees is devoting one hundred percent (100%) of his working time and attention to the business of the Group Companies and has been using his best efforts to develop the business and care for the interests of the Group Companies, and none of the Founder or Key Employees is planning to work less than full time at the Group Companies in the future. None of the Founder or Key Employees, directly or indirectly, owns, manages, is engaged in, operates, Controls, works for, consults with, renders services for, does business with, maintains any interest in (proprietary, financial or otherwise) or participates in the ownership, management, operation, or Control of, any Restricted Business, whether in corporate, proprietorship or partnership form or otherwise.

5.26

Insolvency. Immediately prior to the Closing, (a) the aggregate assets of each Group Company, at a fair valuation, exceed or will exceed the aggregate debt of each such entity, as the debt becomes absolute and mature, and (b) each Group Company does not incur or intend to incur, and will not have incurred or intended to incur debt beyond its ability to pay such debt as such debt becomes absolute and matures. There has not been commenced against any Group Company an involuntary case under any applicable national, provincial, city, local or foreign bankruptcy, insolvency, receivership or similar Law now in effect, or any Action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or for the winding up or liquidation of its affairs.

5.27

Control Documents. The Control Documents have been executed and delivered by the relevant parties thereto and the Investor has been provided with a copy of each Control Document duly executed by all the parties thereto. In addition, all equity interests of the Domestic Company have been pledged to the WFOE in accordance with the Control Documents and such pledge has been registered with the competent Governmental Authority. All consents required in connection with the Control Documents have been made or unconditionally obtained in writing, and no such consent has been withdrawn or is subject to any condition precedent which has not been fulfilled or performed. Each Control Document is in full force and effect and no party to any Control Document is in breach or default in the performance or observance of any of the terms or provisions of such Control Document.

6.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company that it has all requisite power, authority and capacity to enter into the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. Each Transaction Document to which it is a party has been duly authorized, executed and delivered by the Investor. Each Transaction Document to which it is a party, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with its terms and subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles.

7.	COVENANTS OF THE WARRANTORS

The Warrantors hereby jointly and severally covenant to the Investor as follows:

7.1

Use of Proceeds from the Issue of the Subscription Shares. The proceeds from the issuance and sale of the Subscription Shares shall be used for the working capital of the Company, and shall not be used to repay any debt of any Group Company or any of its Affiliates, to repurchase, redeem or cancel any Equity Securities, to make any payments to shareholders or directors of the Company, or to make any payments to any Interested Party or for any other purpose, without the prior written approval of the Investor.

7.2

Business of the Group Companies. Except as otherwise approved by the Board and the shareholders of the Company in accordance with the Restated Articles, the business of each Group Company shall be restricted to their respective business as set forth in Section 5.22 above.

7.3

Ordinary Shares Lock-up. Any Ordinary Shares directly or indirectly held by the Founder shall not be transferable except as provided in (i) the Shareholders Agreement, (ii) the Share Mortgage among the Holding Company, the Company and NORTH HAVEN PRIVATE EQUITY ASIA HARBOR COMPANY LIMITED dated July 31, 2017, and (iii) the Share Mortgage among the Founder, the Holding Company and NORTH HAVEN PRIVATE EQUITY ASIA HARBOR COMPANY LIMITED dated July 31, 2017.

7.4	Compliance.

7.4.1

General. The Warrantors shall cause the Group Companies to conduct their respective businesses as now conducted and as proposed to be conducted in compliance with all applicable Laws on a continuing basis, including but not limited to the Laws regarding foreign investments, corporate registration and filing, import and export, customs administration, foreign exchange, construction and interior decoration, environment, advertisement, telecommunication and e-commerce, intellectual property rights, taxation, labor and social welfare, welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions or the like.

7.4.2

Business Permits or Licenses. Each of the Group Companies shall, and each of the Warrantors shall cause such Group Company to, at all times maintain the appropriate governmental permits or licenses required to conduct the Principal Business and any other business conducted by the Group Companies at any given time, and shall not permit any Group Company to conduct any business for which it does not have the appropriate governmental permits or licenses.

7.4.3

SAFE Registration. The Founder and any other Person who is required to comply with the SAFE Rules and Regulations shall, and each of the Warrantors shall cause them to, at their own expense, fully comply with all requirements of the PRC Governmental Authorities with respect to their direct or indirect holding of Equity Securities in the Holding Company, the Company, the BVI Subsidiary, the US Subsidiaries and the HK Subsidiary on a continuing basis (including, but not limited to, all reporting obligations imposed by and all Approvals and permits required by the SAFE Rules and Regulations and the PRC Governmental Authorities in connection therewith).

7.4.4

Employment. The PRC Subsidiaries shall, and each of the Warrantors shall cause each employee to, carry out, perform, and complete all actions and steps with respect to the contributions to the Social Security Funds in compliance with the PRC Laws. The Warrantors agree that they shall jointly and severally indemnify and hold harmless the Group Companies and the Investor against any losses, claims, damages, or Liabilities to which they may become exposed under the PRC Laws, insofar as such losses, claims, damages, or Liabilities (or actions in respect thereof) arise out of or are based upon any breach or violation of the PRC Laws with respect to the contribution of the Social Security Funds.

7.4.5

Anti-Corruption Laws Compliance. Each of the Holding Company and the Group Companies shall not, and each of the Warrantors shall procure that any director, officer, employee, agent or representative of the Holding Company or any Group Company shall not, take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person to improperly influence official action by that person for the benefit of the Holding Company or any Group Company, or to otherwise secure an improper business advantage for the Holding Company or any Group Company. Each of the Holding Company and the Group Companies shall conduct its businesses in compliance with applicable Anti-Corruption Laws, and will continue to maintain policies and procedures designed to promote and achieve compliance with such Laws.

7.4.6

Anti-Money Laundering Compliance. Each of the Holding Company and the Group Companies shall ensure that the operations of the Holding Company and each Group Company shall continue to be conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements and the Anti-Money Laundering Laws.

7.4.7	No Sanctions.

(a)

None of the Holding Company nor the Group Companies shall, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

1.	to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

2.	in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(b)

None of the Holding Company nor the Group Companies shall engage in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

7.5

Financial Matters and other Information. Each Group Company shall keep adequate records and books of account, in which all entries shall be made on a consistent basis in accordance with PRC GAAP, accurately reflecting all financial transactions of such Group Company, to the extent required by PRC GAAP, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, Taxes, bad debts and other purposes in connection with its business shall be made in accordance with PRC GAAP. Each Group Company shall continue to maintain a standard system of accounting established and administered in accordance with PRC GAAP and shall comply with all applicable Laws relating to financial reporting on a continuous basis. Without limiting the generality of the foregoing, all debts, Liabilities and obligations, revenues, costs and other expenses of the Group Companies shall be accurately recorded and recognized in accordance with PRC GAAP. Without the Investor’s prior written consent, none of the Group Companies may enter into any transaction with any Interested Party. All cash payments and receipts of any Group Company shall be conducted using bank accounts opened and maintained under the name of and operated by such Group Company and no use of any other Person’s bank accounts for or on behalf of such Group Company shall be permitted. For the purpose of the initial public offering of the Company or upon the request of the Investor, the financial matters mentioned above and the financial statements of the Group Companies shall instead be prepared in accordance with the US GAAP.

7.6	Tax Matters.

7.6.1

Compliance. Each Group Company shall comply and will cause any entity which each Group Company controls to comply on an annual basis with respect to its taxable year with all record-keeping, reporting, and other requirements necessary for such Group Company and any entity which such Group Company controls to comply with any applicable tax Law or to allow any direct or indirect shareholder or owner to avail itself of any applicable provision of tax Laws. The Group Companies shall also provide any direct or indirect shareholder or owner with any documentation or information requested by such direct or indirect shareholder or owner to allow such shareholder to comply with applicable tax Laws.

7.6.2

PFIC. The Company shall use its best efforts not to become, and cause its current or future Subsidiaries not to become, a PFIC. As long as any Investor holds any shares or securities in the Company, and without limiting any other tax-related provisions in the Transaction Documents, the Company shall promptly provide such Investor all assistance, cooperation, information and documents which such Investor may reasonably request from time to time (a) to establish whether the Company or any of its Subsidiaries is or is likely to become a PFIC; (b) to enable such Investor to make a “qualified electing fund” election with respect to the Company under section 1295 of the Code (a “QEF Election”) in any tax year; (c) generally to enable such Investor to comply with all obligations imposed on it under the Code with respect to the Company or any of its Subsidiaries as a possible PFIC, including without limitation all obligations arising out of a QEF Election; and (d) delivered relevant information requested by the Investor.

7.6.3

Tax Gross Up. All payments under this Agreement or any other Transaction Document by the Company or any other Group Company shall be made free and clear of, and without withholding or deduction for or on account of, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the BVI, the United States and Hong Kong, unless such withholding or deduction is required by law. In that event the Company shall pay such additional amounts as will result in the receipt by the Investor of such amounts as would have been received by it if no such withholding or deduction had been required.

7.6.4

Notification regarding US Person. The Company shall, and the Warrantors shall procure the Company to, promptly notify the Investor if any existing shareholder of the Company or any spouse, parent or child thereof is or becomes either a US citizen, a US resident, or a green card holder. This requirement shall apply to any existing shareholder of the Company other than a natural person, (i) if any beneficial owner or beneficiary or spouse, parent, or child thereof is or becomes a US citizen, a US resident, or a green card holder, or (ii) if the existing shareholder itself becomes, or becomes beneficially owned by, an entity created or organized in or under the laws of the US or an estate or trust that is treated as a US person.

7.6.5

US Tax Elections. At the request of the Investor, each Group Company and each Warrantor shall cooperate with the Investor in (i) the prompt preparation and filing of ‘check the box’ elections effective at least 2 days prior to the Closing to specify the US tax classification of each Group Company, (ii) the prompt conversion of each Group Company that is not currently eligible to make a check the box election into a company form which is eligible to make such an election, and (iii) taking any other action that is reasonably requested to enhance, rationalize, and/or simplify the US tax treatment of the Group Companies, it being understood that (x) no check the box election shall have any bearing on the tax treatment or legal status of the subject entity for non-US purposes, (y) no conversion or action shall be undertaken as described above if it is determined that doing so would have an adverse impact on any of the Group Companies or any existing shareholders of the Company, and (z) the reasonable costs and expenses incurred in this connection shall be promptly paid or reimbursed by the Investor. Each Group Company and each Warrantor shall cooperate in the timely adoption of resolutions, if and when necessary, and the execution and filing of such forms and other documentation as the Investor may request in this respect.

7.7

Filing of Restated Articles. Within fifteen (15) Business Days following the due adoption of the Restated Articles by the Company, the Restated Articles shall be duly filed with the Registrar of Companies of the Cayman Islands.

7.8

Stamp Duty. Unless otherwise specified in any other Transaction Document, the Company agrees to pay (a) any and all stamp or other similar documentary taxes or duties (including any interest and penalties thereon or in connection therewith) payable in connection with the authorization, issuance or delivery of the Subscription Shares, the Conversion Shares and the Adjustment Shares and the execution, delivery and performance of this Agreement and the other Transaction Documents; and (b) any value added tax payable in connection with the commissions or other amounts payable or allowed under this Agreement and the other Transaction Documents, and the Company shall indemnify promptly upon demand the Investor against any Liabilities, losses, costs, expenses (including, without limitation, legal fees and value added tax thereon) and claims, actions or demands which it may incur as a result of or arising out of or in relation to any failure to pay or delay in paying any of the same. Notwithstanding the above, the Company will pay any stamp, issue, registration, documentary or other taxes and duties, including interest and penalties, payable in respect of the creation, issue and offering of the Subscription Shares, the execution or delivery of this Agreement and other Transaction Documents, the conversion of the Subscription Shares into Ordinary Shares and the issuance and delivery of Adjustment Shares. The Company will also indemnify the Investor from and against all stamp, issue, registration, documentary or other taxes paid by any of them in any jurisdiction in connection with any action taken by or on behalf of the Investor to enforce the obligations of the Company under this Agreement or other Transaction Documents.

7.9

Efforts for Consummation of Transaction. Each of the Warrantors shall do and perform all things required to be done and performed under the Transaction Documents prior to and after the Closing Date in order to consummate the transactions contemplated by the Transaction Documents on a timely basis, including giving such notices and obtaining all other Approvals of all Governmental Authorities and other third parties that are or may become necessary for its execution and delivery of, and the performance of its obligations under, this Agreement and other Transaction Documents and shall cooperate fully with the other Parties hereto in promptly seeking to obtain all governmental and regulatory approvals that are required to be obtained prior to or after the Closing.

7.10

Material Adverse Effect. After the date of this Agreement and prior to the Closing Date, each Group Company shall not, and each of the Warrantors shall procure that each Group Company shall not, do anything or take any step, action or measure (or omit to take the same), which has or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

7.11

Maintenance of Properties. The Company shall and shall procure that each of its Subsidiaries shall cause all material properties owned by it or used or held for use in the conduct of its business to be maintained and kept in reasonably good condition, repair and working order (ordinary wear and tear excepted) and supplied with all reasonably necessary equipment and cause to be made all reasonably necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its reasonable judgment may be consistent with sound business practice and necessary so that the business carried on in connection therewith may be properly conducted.

7.12

Use of Investor’s Name or Logo. Without the prior written consent of the Investor, and whether or not the Investor is a shareholder of the Company, none of the Group Companies, their shareholders (excluding the Investor), nor the Founder shall use, publish or reproduce the names of the Investor or any similar names, trademarks or logos in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes.

7.13

Proprietary Asset Registration. The Warrantors shall, upon the reasonable request of the Investor, use their best efforts to cause registration of the relevant Proprietary Assets necessary for the conduct of the Principal Business with the relevant Governmental Authorities as soon as practicable, including without limitation the trademarks and software copyrights listed in Section 5.8.1 of the Disclosure Schedule.

7.14

Internal Control System. The Group Companies shall, as soon as practicable but in no event later than six (6) months after the Closing, adopt and implement an internal control system satisfactory to the Investor, including without limitation:

7.14.1

The Group Companies shall establish a supplier selection criteria and system (such as adopting public bidding process in selection of interior decoration contractors, or requiring landlords to sign decoration agreements independently with qualified interior decoration contractors);

7.14.2	The Group Companies shall prepare and collect all the relevant documents of the self-developed Proprietary Assets to fulfill the requirements of Proprietary Asset capitalization; and

7.14.3	The Group Companies shall evaluate the possibility of carry-back of Group Companies’ accumulated loss in future in order to determine whether it shall be recognized as deferred Tax assets.

7.15

Tax Compliance Letter. As soon as practicable before the QIPO, the Group Companies shall apply for and obtain Tax compliance letters from all competent Tax authorities, indicating that there is no historical non-compliance with the Group Companies’ payment of business Tax.

7.16

Non-solicitation. From the date of this Agreement to the Closing Date, each of the Warrantors and their respective officers and directors shall not, and shall cause its other representatives not to, directly or indirectly, (i) solicit, or initiate any proposal (a “Proposal”) relating to (A) direct or indirect acquisition or purchase of any debt, equity or equity-linked securities (including any and all shares of Equity Securities of the Group Companies, securities of the Group Companies convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares and any securities that represent the right to receive such equity securities) or any tender offer or exchange offer or (B) a merger, amalgamation, share exchange or consolidation, (C) a sale of all or substantially all of the assets of the Group Companies or (D) any other capital raising transaction by the Company or any of its Group Companies, (ii) participate in any discussions or negotiations regarding or furnish to any Person any information or otherwise facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Proposal (other than a modified Proposal of the Investor, if any), or (iii) authorize, engage in, or enter into any agreement or understanding with respect to, any Proposal, in each case, other than with the Investor and its representatives. Each of the Warrantors and their respective officers and directors shall, and each of the Warrantors shall cause its other representatives to, immediately terminate any existing activities or discussions in relation to any Proposal with any other party other than the Investor and its representatives. The Warrantors will immediately (within one Business Day) advise the Investor of, and inform the Investor of the terms of, and the identity of the Person making any Proposal that any of the Warrantors or any of their representatives or Affiliates may receive from the date of this Agreement to the Closing Date.

7.17

Obligations of Management; Non-Compete and Non-Solicitation. Until the third (3rd) anniversary of the consummation of a QIPO, the Founder shall devote all of his working time and attention to the business of the Group Companies and shall use his or her best efforts to develop the business and care for the interests of the Group Companies. The Founder hereby further covenants and undertakes that, unless conducted through the Group Companies or upon the prior written consent of the Investor, during the period when he or she is holding any office in and/or has any direct or indirect interest in any Group Company and for a further period of three (3) years thereafter, he or she shall not, (i) directly or indirectly through any Affiliate, own, manage, be engaged in, operate, Control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation, or Control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is within or related to the Restricted Business or otherwise Competes with any Group Company, or (ii) solicit, induce or encourage any employees of the Group Companies to leave such employment or hire, employ or otherwise engage any such individual, or cause, induce or encourage any material actual or prospective client, customer, supplier, licensee or licensor of the Group Companies or any other Person who has a material business relationship with the Group Companies, to terminate or modify to the detriment of the Group Companies any such relationship. For the avoidance of doubt, after the Closing, the Warrantors shall procure that Qingke Shishang and its Subsidiaries shall not conduct any other business and take any other actions unless otherwise contemplated under the Transaction Documents or the Restructuring Plan or with the prior written consent of the Investor.

7.18

Business Operation of Minqing Property and Tangqing Property. Within three (3) months after the Closing, each of the Warrantors shall procure that Minqing Property and Tangqing Property shall commence operation of the Principal Business, with evidence thereof being furnished to the Investor to its satisfaction.

7.19

Lease Registration. As soon as practicable but in any event within six (6) months after the Closing, the Group Companies shall register each of their lease agreements for lease and sub-lease with the competent Governmental Authority, with evidence thereof being furnished to the Investor to its satisfaction.

7.20

Real Estate Agency Filing. As soon as practicable but in any event within three (3) months after the Closing, the Warrantors shall procure that each PRC Subsidiary which is engaged in the real estate agency business shall complete all applicable filings with the real estate department of the applicable Governmental Authority.

7.21

Transfer of Proprietary Asset of Qingke Shishang. As soon as practicable but in any event within three (3) months after Closing, the Warrantors shall procure that one copy right of computer software currently owned by Qingke Shishang the particulars of which is set out in Exhibit IX shall be transferred to the Company or any other Group Company.

7.22

Notice and Cure. Each Warrantor shall notify the Investor in writing of, and contemporaneously shall provide the Investor with true and complete copies of any and all information or documents relating to, and shall use best efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to the relevant party, occurring after the date of this Agreement that causes or will cause any covenant or agreement of any Warrantor under this Agreement to be breached or that renders or will render untrue any representation or warranty of any Warrantor contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Should any such event, transaction or circumstance require any change in the Disclosure Schedules hereto if such Disclosure Schedules were dated the date of the occurrence or discovery of any such event, transaction or circumstance, at and only at the request of the Investor, the Company shall promptly deliver to the Investor a supplement to the Disclosure Schedules specifying such change (“Updated Disclosure Schedule”). Without Investor’s consent, no notice or Updated Disclosure Schedule given pursuant to this Section 7.22 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the Investor’s right to seek indemnity under this Agreement.

7.23

Update Share Pledge under the Control Documents. As soon as practicable but in any event within three (3) months after Closing, the Warrantors shall procure that the relevant Group Companies shall have updated the registration of the share pledge under the Control Documents to reflect an increase from RMB 600,000,000 to the RMB equivalent amount of US$310,000,000.

7.24

No Further Lien. Without the prior written consent of the Investor, no further Lien shall be created over (i) the shares of the Holding Company held by the Founder; and (ii) the Ordinary Shares of the Company held by the Holding Company.

7.25	Additional Covenants.

7.25.1

Except as required by this Agreement, no resolution of the directors, owners, members, partners or shareholders of the Group Companies shall be passed, nor shall any Contract be entered into, in each case, prior to the Closing without the prior written consent of the Investor, except that each Group Company shall carry on its respective business in the same manner as heretofore and may pass resolutions and enter into Contracts so long as they are effected in the ordinary course of business and on arms’-length terms. Each Warrantor shall not, and shall procure that each Group Company shall not, undertake any of the matters set out in Exhibit C of the Shareholders Agreement prior to Closing, without the prior written consent of the Investor.

7.25.2

If at any time before the Closing, any Warrantor comes to know of any material fact or event which (i) has resulted or would result in a breach of the Warranties, (ii) is inconsistent with the Warranties in any material aspects, (iii) suggests that material fact warranted may not be as warranted or may be misleading, or (iv) might affect the willingness of a prudent investor to consummate the transactions as contemplated hereunder or the amount of consideration which the Investor would be prepared to pay for the Subscription Shares, such Warrantor shall give immediate written notice thereof to the Investor in which event the Investor may terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Investor may have under this Agreement or applicable Laws.

7.25.3

Prior to Closing, each Warrantor shall, and shall procure that each Group Company shall, give reasonable access to the premises and all the books and records of each Group Company, and the Warrantors shall procure that the directors and employees of each Group Company shall provide to the Investor all information relating to the transactions contemplated under the Transaction Documents as the Investor may request.

8.	CONDITIONS TO INVESTOR’S OBLIGATIONS AT THE CLOSING

The obligations of the Investor to consummate the transactions under Section 2 of this Agreement are subject to the fulfillment, to the satisfaction of the Investor on or prior to the Closing, or waiver by the Investor, of the following conditions:

8.1

Representations and Warranties True and Correct. The Warranties made by the Warrantors in Section 5 shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they have been made on and as of the Closing Date, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

8.2

Performance of Obligations. Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement, including but not limited to the applicable provisions in Section 8 that are required to be performed or complied with on or before the Closing.

8.3

Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Investor, and the Investor shall have received all such counterpart originals, certified copies or such other true copies of documents as it may reasonably request.

8.4

Good Standing. The Investor shall have received a certificate of good standing issued by the Registrar of Companies of the Cayman Islands certifying that the Company was duly constituted, paid all required fees and is in good legal standing.

8.5	Due Diligence. The Investor shall have completed its business, legal, financial due diligence investigation of the Group Companies to its satisfaction.

8.6

Approval by Investment Committee. The Investor shall have received all necessary internal approvals, including approval by its Investment Committee, of the transactions contemplated hereunder and under all other Transaction Documents.

8.7

Execution of Transaction Documents. At the Closing, the Company shall have delivered to the Investor each of the Transaction Documents, duly executed by the Company and all other parties thereto (except for the Investor), and the Restated Articles shall have been duly adopted by the Company by all necessary corporate actions of the Board and its shareholders.

8.8

No Material Adverse Effect. There shall have been no event or events which, in the sole determination of the Investor, would have a Material Adverse Effect on the Group Companies taken as a whole or on the financial markets in general.

8.9

Approvals, Consents and Waivers. Each Warrantor shall have obtained any and all Approvals necessary for the consummation of the transactions contemplated hereby and the Restructuring contemplated under the Restructuring Plan, and the Qingke Robot Assets Purchase Plan including but not limited to Approvals of any Governmental Authority or third party, the waiver by the existing shareholders of the Company of any consent rights, anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Subscription Shares at the Closing and the issue of the Conversion Shares and the Adjustment Shares, each of which shall be in full force and effect as of the Closing, and shall have delivered copies of the foregoing to the Investor.

8.10

No Injunction; No Action. No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued as of the Closing Date that could prevent or materially interfere with the consummation of the transactions contemplated under the Transaction Documents; and no stop order suspending the qualification or exemption from qualification of any of the Securities in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or, to the best Knowledge of the Company after due inquiry, be pending or threatened as of the Closing Date. No action shall have been taken and no applicable Law shall have been enacted, adopted or issued that could, as of the Closing Date, reasonably be expected to prevent the consummation of the transactions contemplated under the Transaction Documents. No Proceeding shall be pending or, to the best Knowledge of the Company after due inquiry, threatened other than Proceedings that if adversely determined would not, individually or in the aggregate, adversely affect the issuance or marketability of the Subscription Shares, or could not, individually or in the aggregate, have a Material Adverse Effect. None of the Group Companies has taken any step, action or measure (or omitted to take the same), which has or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

8.11

Compliance Certificates. The Investor shall have received on the Closing Date a certificate dated the Closing Date, signed by each Warrantor and the chief executive officer (or an equivalent officer of such Warrantor) to the effect that (a) the representations and warranties set forth in Section 4 are true and correct with the same force and effect as though expressly made at and as of the date of delivery of the Financial Statements and the Closing Date, (b) each Group Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, (c) at the Closing Date, since the date hereof or since the date of the most recent financial statements, no event or events have occurred, no information has become known nor does any condition exist that could, individually or in the aggregate, have a Material Adverse Effect, (d) since the date of the most recent financial statements, none of the Group Companies has incurred any Liabilities or obligations, direct or contingent, not in the ordinary course of business, or entered into any other transactions not in the ordinary course of business, and there has not been any change in the Equity Securities or long-term indebtedness of any of the Group Companies, in each case, which could, individually or in the aggregate, have a Material Adverse Effect, and (e) the sale of any of the Subscription Shares has not been enjoined (temporarily or permanently).

8.12	Financial Statements. The Investor shall have received the Financial Statements.

8.13	Business Operation Plan and Budget. The Investor shall have received a twelve-month after-investment business operation plan and budget of the Group Companies to its satisfaction.

8.14

Huarui Bank Waiver Letter. The Company shall have received a letter signed by Huarui Bank, in form and substance satisfactory to the Investor, certifying that, as of the date thereof: (i) the loan agreement (and any amendments thereof, collectively as the “Huarui Loan Agreement”) between the Domestic Company and Huarui Bank dated September 26, 2016 has been performed by the Domestic Company in good standing; and (ii) there is no claim made by Hairui Bank against the Group Companies (as applicable) for any failure to comply any covenants and/or obligations under Huarui Loan Agreement.

9.	CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company to consummate the transactions under Section 2 of this Agreement are subject to the fulfillment, to the satisfaction of the Company, at or before the Closing, or waiver by the Company, of the following conditions:

9.1

Representations and Warranties. The representations and warranties of the Investor contained in Section 6 hereof shall be true and correct when made and as of the Closing and by reference to the facts then existing.

9.2	Execution of Transaction Documents. At the Closing, the Investor shall have delivered to the Company each of the Transaction Documents to which it is a party, duly executed by the Investor.

10.	INDEMNIFICATION

10.1

Indemnification. Each of the Warrantors (each such Person being referred to as an “Indemnifying Party”), jointly and severally, agrees to indemnify and hold harmless the Investor, each of its Affiliates and their respective officers, directors, partners, shareholders, counsel, employees and agents (the Investor and each such other Person being referred to as an “Indemnified Party”), to the fullest extent lawful, from and against any losses, claims, damages, diminution in value, Liabilities and reasonable expenses (or actions in respect thereof) (collectively, the “Damages”), directly or indirectly, arising out of, relating to or resulting from:

(a)	actions taken or omitted to be taken by any of the Warrantors or their respective Affiliates, officers, directors, employees or agents prior to the Closing; or

(b)

any breach by any of the Warrantors or their respective Affiliates of any of the representations, warranties, covenants and agreements set forth in any Transaction Document, and will reimburse the Indemnified Parties for all reasonable expenses (including, without limitation, fees and expenses of counsel) as they are incurred in connection with investigating, preparing, defending or settling any such action or claim, whether or not in connection with litigation in which any Indemnified Party is a named party. If any of the Indemnified Parties’ personnel appears as witnesses, are deposed or are otherwise involved in the defense of any action against an Indemnified Party, the Indemnifying Parties will reimburse the Investor for all reasonable expenses incurred by the Investor by reason of any of the Indemnified Parties being involved in any such action.

10.2

Specific Indemnities. Notwithstanding anything to the contrary herein, each of the Indemnifying Parties, jointly and severally, agrees to indemnify and hold harmless the Indemnified Parties, from and against any and all Damages, whether or not involving a third party claim, including reasonable attorneys’ fees, arising out of, relating to or resulting from:

(a)	any failure to pay Social Security Funds contribution by any Group Company before the Closing;

(b)	any failure to obtain any Approval required for the business operation of any Group Company, or any failure by a Group Company to comply with applicable PRC Laws to conduct the Principal Business;

(c)

any Tax Liability of any Group Company accrued before the Closing (for the avoidance of doubt, including but not limited to any Tax Liability in connection with the failure to perform any withholding obligations);

(d)	any Tax Liability occurred due to the incompleteness or defects in the agreements entered into with the landlords and/or tenants;

(e)

any Liability related to the goods purchase agreement and goods lease agreement entered into or to be entered into by and between the Group Companies and Shanghai Jiaya Shiye Co. Ltd. (上海嘉雅实业有限公司) other than the payment of goods subscription price or goods rentals pursuant to the said agreements;

(f)

any undisclosed Liabilities of the Group Companies prior to the Closing. Such indemnification shall not be prejudiced by or be otherwise subject to any disclosure (in the Disclosure Schedule or otherwise);

(g)

any Liability resulting from a failure by a Group Company to complete the filings with the real estate department of the relevant Government Authority in respect of each PRC Subsidiary which is engaged in the real estate agency business;

(h)	any Liability resulting from a failure by a Group Company to complete the lease registration for each lease agreement leased by or to such Group Company;

(i)

any Liability resulting from a failure by a Group Company (x) to comply with the usage stated on the Certificate of Land Use Right to the State Owned Land (国有土地使用权证) or the Certificate of Real Property Ownership (房地产权证) (as the case may be), or (y) to obtain the landlord’s consent in respect of the land or property on which the apartments are situated and leased by the Group Companies for the Principal Business;

(j)

any Liability in connection with or arising from a breach of the Accommodation Services Agreement by a Group Company arising as a result of a breach of the real property management agreement (房屋托管协议) with the relevant landlords;

(k)	any Liability resulting from a failure by a PRC Subsidiary to register its service centers as a branch;

(l)

any Liability arising from a failure by the Company to complete the transfer of the assets as set out in the Qingke Robot Assets Purchase Plan and any defect relating to the software development contract between Qingke Robot and the Domestic Company;

(m)

any Liability arising from (x) a failure to transfer the Proprietary Assets owned by Qingke Shishang to the Company, (y) a failure to impose non-compete restrictions on Qingke Shishang after the completion of the Restructuring or (z) a failure to collect the account receivables to be collected from any third parties including but not limited to Shanghai Yijia Investment Co., Ltd. (上海驿家投资有限公司);

(n)

any Liability resulting from a failure by a PRC Subsidiary to comply with the requirements as stipulated in the loan agreement (and any amendments thereof) between the Domestic Company and Huarui Bank dated September 26, 2016;

(o)	any Liability arising from the outsourcing of labor by a Group Company;

(p)	any direct damages caused to the Group Companies arising from any transactions with any Interested Party during ordinary course of business that are not conducted on arm’s length terms; and

(q)

any Liability resulting from a breach by Qingke Public Rental of the receivables pledge agreement and the receivables pledge registration agreement between Qingke Public Rental and Lujiazui International Trust Co., Ltd. (陆家嘴国际信托有限公司) dated January 26, 2017 and February 28, 2017 respectively.

10.3

Procedures. As promptly as reasonably practicable after receipt by an Indemnified Party under this Section 10 of notice of the commencement of any action for which such Indemnified Party is entitled to indemnification under this Section 10, such Indemnified Party will, if a claim in respect thereof is to be made against the Indemnified Party under this Section 10, notify the Indemnifying Party of the commencement thereof in writing; but the omission to so notify the Indemnifying Party (i) will not relieve such Indemnifying Party from any Liability under Section 10.1 above and (ii) will not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party otherwise than the indemnification obligation provided in Section 10.1 above. In case any such action is brought against any Indemnified Party, and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may determine, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party) at the expense of the Indemnifying Party; provided, however, that if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it and/or other Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action or (iv) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the expense of the Indemnifying Party, then, in each such case, the Indemnifying Party shall not have the right to direct the defense of such action on behalf of such Indemnified Party or Parties and such Indemnified Party or Parties shall have the right to select separate counsel (including local counsel) to defend such action on behalf of such Indemnified Party or Parties at the expense of the Indemnifying Party. After notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof and approval by such Indemnified Party of counsel appointed to defend such action, the Indemnifying Party will not be liable to such Indemnified Party under this Section 10 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such Indemnified Party in connection with the defense thereof, unless the Indemnified Party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the Indemnifying Party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, representing the Indemnified Party who are parties to such action or actions). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all Liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

10.4

The indemnity and expense reimbursement obligations set forth herein (i) shall be in addition to any Liability any of the Warrantors may otherwise have to any Indemnified Party, (ii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Investor or any other Indemnified Party and (iii) shall be binding on any successor or assign of the Warrantors or their respective business and assets.

11.	TERMINATION.

This Agreement may be terminated at any time prior to the Closing Date pursuant to the following:

(a)

the Investor shall be entitled to terminate this Agreement by written notice to the other Parties if since the date hereof, there is any Material Adverse Effect or any development involving or reasonably expected to result in a Material Adverse Effect that could, in the Investor’s sole judgment, be expected to (A) make it impracticable or inadvisable to proceed with the offering or delivery of the Subscription Shares on the terms and in the manner contemplated in this Agreement and other Transaction Documents or (B) materially impair the investment quality of the Subscription Shares;

(b)

the Investor or the Company shall be entitled to terminate this Agreement by written notice to the other Parties upon any outbreak or escalation of hostilities or other national or international calamity or crisis, including acts of terrorism, or Material Adverse Effect or disruption in economic conditions in, or in the financial markets of, the United States, the European Union, the PRC or Hong Kong (it being understood that any such change or disruption shall be relative to such conditions and markets as in effect on the date hereof), if the effect of such outbreak, escalation, calamity, crisis, act or material adverse change in the economic conditions in, or in the financial markets of, the United States, the European Union, the PRC or Hong Kong could be reasonably expected to make it, in the Investor’s sole judgment, impracticable or inadvisable to proceed with the consummation of the transactions on the terms and in the manner contemplated in this Agreement or the Transaction Documents;

(c)

the Investor or the Company shall be entitled to terminate this Agreement by written notice to the other Parties upon the enactment, publication, decree or other promulgation after the date hereof of any applicable Law that could be reasonably expected to have a Material Adverse Effect;

(d)

the Investor or the Company shall be entitled to terminate this Agreement by written notice to the other Parties upon the termination or unenforceability of other Transaction Documents, provided, however, that the right to terminate this Agreement under this subsection(d) shall not be available to the any Party whose action or failure to act has been the primary cause of or resulted in such termination or enforceability and such action or failure to act constitutes a breach of this Agreement;

(e)

the Investor or the Company shall be entitled to terminate this Agreement by written notice to the other Parties if the Closing has not occurred as of the Funding Date, which date may be extended by the Parties through mutual agreement, provided, however, that the right to terminate this Agreement under this subsection(e) shall not be available to any Party whose action or failure to act has been the primary cause of or resulted in the failure of the Closing to occur on or before the Funding Date and such action or failure to act constitutes a breach of this Agreement;

(f)

the Investor shall be entitled to terminate this Agreement, at any time prior to the Closing Date, by written notice to the other Parties based upon (i) the Company’s breach of its representations, warranties, covenants and obligations under this Agreement or the other Transaction Documents, which has or is reasonably likely to have a Material Adverse Effect on the consummation of the transactions contemplated herein or (ii) a breach of a Warrantor of any of the representations, warranties or covenants set forth in Sections 5.11.5 to 5.11.7 and Sections 7.4.5 to 7.4.7.

If this Agreement is terminated in accordance with this Section 11, (i) all obligations of the Parties hereunder shall terminate, except for the obligations set forth any provisions that expressly survive the termination of this Agreement, provided, that such termination shall not release any Party from any liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination; and (ii) in the event that the Investor has already paid any Subscription Price in accordance with Section 2 and Section 3.2, the Company shall repay to the Investor the amount equivalent to such paid Subscription Price plus any accrued interest at a rate of 8% per annum on the paid Subscription Price for the period commencing on and from the date of relevant payment until the date of repayment by the Company in full of the paid Subscription Price and the accrued interests thereon, by remittance of immediately available funds to a bank account of the Investor as designated by the Investor. All bank charges and related expenses for remittance and receipt of funds shall be for the account of the Company.

12.	SURVIVAL OF REPRESENTATIONS AND INDEMNITIES.

All the fundamental representations and warranties (including without limitation Section 5.1 to Section 5.8, Section 5.11, Section 5.13, Section 5.14, Section 5.16, Section 5.18 to Section 5.21 and Section 5.27 hereof) (the “Fundamental Warranties”), covenants, indemnities and contribution and expense reimbursement provisions and other agreements of any of the Warrantors set forth in this Agreement shall remain operative and in full force and effect, and will survive indefinitely after the Closing, regardless of (i) the termination of this Agreement; or (ii) any investigation, or statement as to the results thereof, made by or on behalf of the parties hereto.

Except for the Fundamental Warranties, all the other Warranties of any of the Warrantors set forth in this Agreement shall remain operative and in full force and effect, and will survive until December 31, 2022, regardless of (i) the termination of this Agreement; or (ii) any investigation, or statement as to the results thereof, made by or on behalf of the parties hereto.

13.	SUBSTITUTION OF INVESTOR.

The Investor shall have the right to substitute any one of its Affiliates, respectively, as the Investor of the Subscription Shares, by written notice to the Company. Upon receipt of such notice, wherever the word “Investor(s)” is used in this Agreement (other than in this Section 13), such word shall be deemed to refer to such Affiliate in lieu of the original Investor.

14.	MISCELLANEOUS

14.1

Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the Laws of Hong Kong, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the Laws of Hong Kong, to the rights and duties of the parties hereunder.

14.2

Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such amendments. Subject to Section 13, this Agreement and the rights and obligations therein may not be assigned by the Investor without the written consent of the Company except to the Affiliates of the Investor. This Agreement and the rights and obligations therein may not be assigned by any Warrantor without the prior written consent of the Investor.

14.3

Entire Agreement. This Agreement, together with the other Transaction Documents, including the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the Parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or any other Transaction Document shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the Parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

14.4

Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit VII hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Party as set forth in Exhibit VII; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the Parties as set forth in Exhibit VII with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider. Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 14.4 by giving, the other Party written notice of the new address in the manner set forth above.

14.5

Amendments. Any term of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with a written instrument duly executed by the Company and the Investor. Any amendment or waiver effected in accordance with this Section 14.5 shall be binding upon each Party and its assigns.

14.6

Delays or Omissions; Waivers. No delay or omission to exercise any right, power or remedy accruing to any Party hereto, upon any breach or default of any Party hereto under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit or Approval of any kind or character on the part of any Party of any condition or breach of default under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Laws or otherwise afforded to any Party shall be cumulative and not alternative.

14.7

Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; and (iii) the masculine, feminine, and neuter genders will each be deemed to include the others.

14.8	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

14.9

Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

14.10	Joint and several liability. All obligations and liabilities of, and indemnities given by, the Warrantors pursuant to this Agreement and the Transaction Documents shall be joint and several.

14.11	Confidentiality and Non-Disclosure.

14.11.1

Disclosure of Terms. The terms and conditions of this Agreement and the Transaction Documents and all exhibits and schedules attached to such agreements, including their existence, and any information relating to the business, financial or other matters of the Group Companies obtained by the Investor (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below; provided that such Confidential Information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

14.11.2

Press Releases, etc. Any press release issued by the Company shall not disclose any of the Confidential Information and the final form of such press release shall be approved in advance in writing by the Investor. No other announcement regarding any of the Confidential Information in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of the Investor.

14.11.3

Permitted Disclosures. Notwithstanding the foregoing, any Party may disclose any of the Confidential Information to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations. Without limiting the generality of the foregoing, the Investor shall be entitled to disclose the Confidential Information for the purposes of fund reporting or inter-fund reporting or to its fund manager, other funds managed by its Affiliates, fund manager and its auditors, counsel, directors, officers, employees, shareholders or investors.

14.11.4

Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement, other Transaction Documents, any of the exhibits and schedules attached to such agreements, or any of the Confidential Information in contravention of the provisions of this Section 14.11, such Party (the “Disclosing Party”) shall provide the other Parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

14.11.5

Other Information. The provisions of this Section 14.11 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby.

14.11.6	Affiliates. Each Party shall cause each of its Affiliates to comply with all of the restrictions, limitations and obligations set forth in this Section 14.11 as if it were a party hereto.

14.12

Further Assurances. Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement and the Transaction Documents.

14.13

Dispute Resolution. The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all Parties within thirty (30) days after the commencement of the negotiation, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre (“HKIAC”). The arbitration shall be conducted in Hong Kong and shall be administered by the HKIAC in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Section 14.13, the provisions of this Section 14.13 shall prevail. The dispute shall be referred to an arbitration tribunal consisting of three arbitrators appointed in accordance with the HKIAC Administered Arbitration Rules. The decision of the tribunal shall be final and binding on the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award. The costs and expenses of the arbitration, including the fees of the arbitral tribunal, shall be borne and paid by the Parties in such proportions as the arbitral tribunal shall determine. The language of the arbitration shall be English.

14.14	Expenses.

14.14.1

If (x) the Closing has occurred, or (y) the Agreement is terminated for one of the reasons set out below, the Company shall reimburse the Investor all fees and expenses (including any legal fees, accountant’s fees, or professional advisor’s fees) incurred by the Investor in connection with the negotiation, execution, delivery and performance of the Transaction Documents, provided that such fees and expenses shall not exceed US$500,000 in aggregate:

(a)	if there has been a breach by a Warrantor of Section 7.16; or

(b)

the failure by the Company to disclose any information of any Group Company to the Investor which might affect the willingness of a prudent investor to consummate the transactions as contemplated hereunder or the amount of consideration which the Investor would be prepared to pay for the Subscription Shares.

14.14.2

If this Agreement is terminated for any reason other than as set out in Section 14.14.1, save for the repayment by the Company of the paid Subscription Price and the accrued interests thereon to the Investor in accordance with Section 11, all fees and expenses incurred by the Investor shall be borne by the Investor.

14.14.3

The Company shall pay forthwith all fees and expenses directly to any party which has been engaged by the Investor for the purposes of its investment in the Company if such fees and expenses have not been paid by the Investor to such party.

14.14.4

Any fees and expenses to be reimbursed by the Company to the Investor pursuant to this Section 14.14 shall be payable by the Company within fifteen (15) days after the Closing Date or the delivery of such termination notice (as the case may be).

14.14.5	The provisions of this Section 14.14 shall survive any termination of this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE COMPANY:

Q&K INTERNATIONAL GROUP LIMITED

By:	/s/ Guangjie Jin
Name:	Guangjie Jin (金光杰)
Title:	Chief Executive Office

THE BVI SUBSIDIARY:

QK365.COM INC.

By:	/s/ Guangjie Jin
Name:	Guangjie Jin (金光杰)
Title:	Sole Director

THE US SUBSIDIARY:

QK365.COM INC.

By:	/s/ Guangjie Jin
Name:	Guangjie Jin (金光杰)
Title:	Sole Director

THE HK SUBSIDIARY:

QINGKE (CHINA) LIMITED

By:	/s/ Guangjie Jin
Name:	Guangjie Jin (金光杰)
Title:	Sole Director

[SIGNATURE PAGE TO SERIES C-1 PREFERRED SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE WFOE:

Q&K INVESTMENT CONSULTING CO., LTD. (上海青客投资咨询有限公司)
(Sealed)

By:	/s/ Guangjie Jin
Name:	Guangjie Jin (金光杰)
Title:	Legal Representative

[SIGNATURE PAGE TO SERIES C-1 PREFERRED SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE DOMESTIC COMPANY:

SHANGHAI QINGKE ELECTRICS COMMERCE CO., LTD. (上海青客电子商务有限公司)
(Sealed)

By:	/s/ Guangjie Jin
Name:	Guangjie Jin (金光杰)
Title:	Legal Representative

QINGKE CHUANGYI:

SHANGHAI QINGKE CHUANGYI INDUSTRIAL SUPPORTING PROPERTY MANAGEMENT CO., LTD. (上海青客创意产业配套物业管理有限公司)
(Sealed)

By:	/s/ Qiong Hong
Name:	Qiong Hong (洪琼)
Title:	Legal Representative

SUZHOU QINGKE:

SUZHOU QINGKE INFORMATION TECHNOLOGY CO., LTD. (苏州青客信息科技有限公司)
(Sealed)

By:	/s/ Qiong Hong
Name:	Qiong Hong (洪琼)
Title:	Legal Representative

BEIJING QINGKE:

BEIJING QINGKE PROPERTY MANAGEMENT CO., LTD. (北京青客物业管理有限公司)
(Sealed)

By:	/s/ Rufeng Teng
Name:	Rufeng Teng (滕儒锋)
Title:	Legal Representative

[SIGNATURE PAGE TO SERIES C-1 PREFERRED SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

LINGQING PROPERTY:

SHANGHAI LINGQING PROPERTY MANAGEMENT CO., LTD. (上海凌青物业管理有限公司)
(Sealed)

By:	/s/ Guangjie Jin
Name:	Guangjie Jin (金光杰)
Title:	Legal Representative

MINQING PROPERTY:

SHANGHAI MINQING PROPERTY SERVICE CO., LTD. (上海闵青物业服务有限公司)
(Sealed)

By:	/s/ Guangjie Jin
Name:	Guangjie Jin (金光杰)
Title:	Legal Representative

TANGQING PROPERTY:

SHANGHAI TANGQING PROPERTY MANAGEMENT CO., LTD. (上海唐青物业管理有限公司)
(Sealed)

By:	/s/ Guangjie Jin
Name:	Guangjie Jin (金光杰)
Title:	Legal Representative

QINGTENG INVESTMENT:

SHANGHAI QINGTENG INVESTMENT MANAGEMENT LLP (上海青腾投资管理中心(有限合伙))
(Sealed)

By:	/s/ Guiying Song
Name:	Guiying Song (宋桂英)
Title:	Designated Representative

[SIGNATURE PAGE TO SERIES C-1 PREFERRED SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

SHANGHAI QINGKE TRADING:

SHANGHAI QINGKE TRADING CO., LTD. (上海青客贸易有限公司)
(Sealed)

By:	/s/ Guangjie Jin
Name:	Guangjie Jin (金光杰)
Title:	Legal Representative

QINGKE PUBLIC RENTAL:

SHANGHAI QINGKE PUBLIC RENTAL HOUSING LEASEHOLD OPERATION AND MANAGEMENT COMPANY LIMITED BY SHARE (上海青客公共租赁住房租赁经营管理股份有限公司)
(Sealed)

By:	/s/ Guangjie Jin
Name:	Guangjie Jin (金光杰)
Title:	Legal Representative

GUQING PROPERTY:

SHANGHAI GUQING PROPERTY MANAGEMENT CO., LTD. (上海谷青物业管理有限公司)
(Sealed)

By:	/s/ Guangjie Jin
Name:	Guangjie Jin (金光杰)
Title:	Legal Representative

QINGKE EQUIPMENT RENTAL:

SHANGHAI QINGKE EQUIPMENT RENTAL CO., LTD. (上海青客设备租赁有限公司)
(Sealed)

By:	/s/ Guangjie Jin
Name:	Guangjie Jin (金光杰)
Title:	Legal Representative

[SIGNATURE PAGE TO SERIES C-2 PREFERRED SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

BAOSHAN PUBLIC RENTAL:

SHANGHAI BAOSHAN QINGKE PUBLIC RENTAL LEASED HOUSING OPERATION AND MANAGEMENT CO., LTD. (上海宝山青客公共租赁用房运营管理有限公司)
(Sealed)

By:	/s/ Rufeng Teng
Name:	Rufeng Teng (滕儒锋)
Title:	Legal Representative

JIAXING PUBLIC RENTAL:

JIAXING QINGKE PUBLIC RENTAL HOUSING LEASEHOLD INVESTMENT MANAGEMENT COMPANY LIMITED BY SHARE (嘉兴青客公共租赁住房投资管理股份有限公司)
(Sealed)

By:	/s/ Guangjie Jin
Name:	Guangjie Jin (金光杰)
Title:	Legal Representative

HANGZHOU QINGKE:

HANGZHOU QINGKE APARTMENT MANAGEMENT CO., LTD. (杭州青客公寓管理有限公司)
(Sealed)

By:	/s/ Rufeng Teng
Name:	Rufeng Teng (滕儒锋)
Title:	Legal Representative

GUANGZHOU QINGKE:

GUANGZHOU QINGKE APARTMENT HOTEL MANAGEMENT CO., LTD. (广州青客公寓酒店管理有限公司)
(Sealed)

By:	/s/ Rufeng Teng
Name:	Rufeng Teng (滕儒锋)
Title:	Legal Representative

[SIGNATURE PAGE TO SERIES C-2 PREFERRED SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

TIANJIN QINGKE:

TIANJIN QINGKE APARTMENT MANAGEMENT CO., LTD. (天津青客公寓管理有限公司)
(Sealed)

By:	/s/ Rufeng Teng
Name:	Rufeng Teng (滕儒锋)
Title:	Legal Representative

CHENGDU QINGKE:

CHENGDU QINGKE APARTMENT MANAGEMENT CO., LTD. (成都青客公寓管理有限公司)
(Sealed)

By:	/s/ Rufeng Teng
Name:	Rufeng Teng (滕儒锋)
Title:	Legal Representative

NANJING QINGKE:

NANJING QINGKE APARTMENT MANAGEMENT CO., LTD. (南京青客公寓管理有限公司)
(Sealed)

By:	/s/ Rufeng Teng
Name:	Rufeng Teng (滕儒锋)
Title:	Legal Representative

HEFEI QINGKE:

HEFEI QINGKE PROPERTY MANAGEMENT CO., LTD. (合肥青客物业管理有限公司)
(Sealed)

By:	/s/ Rufeng Teng
Name:	Rufeng Teng (滕儒锋)
Title:	Legal Representative

[SIGNATURE PAGE TO SERIES C-2 PREFERRED SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

XIAMEN QINGKE:

XIAMEN QINGKE APARTMENT MANAGEMENT CO., LTD. (厦门青客公寓管理有限公司)
(Sealed)

By:	/s/ Rufeng Teng
Name:	Rufeng Teng (滕儒锋)
Title:	Legal Representative

WUHAN QINGKE:

WUHAN QINGKE APARTMENT HOTEL MANAGEMENT CO., LTD. (武汉青客公寓酒店管理有限公司)
(Sealed)

By:	/s/ Rufeng Teng
Name:	Rufeng Teng (滕儒锋)
Title:	Legal Representative

JIAXING QINGKE TALENT APARTMENT:

JIAXING QINGKE TALENT APARTMENT CONSTRUCTION AND DEVELOPMENT CO., LTD. (嘉兴青客人才公寓建设开发有限公司)
(Sealed)

By:	/s/ Guangjie Jin
Name:	Guangjie Jin (金光杰)
Title:	Legal Representative

JIAXING HUICAI:

JIAXING HUICAI PROPERTY MANAGEMENT CO., LTD. (嘉兴汇才物业管理有限公司)
(Sealed)

By:	/s/ Zhaochun Zheng
Name:	Zhaochun Zheng (郑赵春)
Title:	Director

[SIGNATURE PAGE TO SERIES C-2 PREFERRED SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDER:

/s/ Guangjie Jin
JIN Guangjie

THE HOLDING COMPANY:

BILL.COM INC.

By:	/s/ Guangjie Jin
Name:	JIN Guangjie
Title:	Sole Director

[SIGNATURE PAGE TO SERIES C-2 PREFERRED SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTOR:

CP QK Singapore Pte Ltd.

By:	/s/ Lawrence Lim
Name:	Lawrence Lim
Title:	Authorized Signatory

[SIGNATURE PAGE TO SERIES C-2 PREFERRED SHARE SUBSCRIPTION AGREEMENT]

EXHIBITS

Exhibit I	Definitions and Interpretation
Exhibit II	Capitalization Table Immediately Prior to and After the Closing
Exhibit III	Subsidiaries of Domestic Company
Exhibit IV	Form of Shareholders Agreement
Exhibit V	Form of Restated Articles
Exhibit VI	Disclosure Schedule
Exhibit VII	List of Key Employees
Exhibit VIII	Notices
Exhibit IX	Proprietary Assets of Qingke Shishang

v

EXHIBIT I

PART I: DEFINITIONS

“Action”	means an action, suit, proceeding, claim, arbitration or investigation.

“Additional ESOP Shares”	means 5,175,000 Class A Ordinary Shares which have been reserved for ESOP.

“Adjustment Shares”	means the Performance Adjustment Shares or the QIPO Adjustment Shares, as the case may be.

“Affiliate”	of a given Person means, (i) in the case of a Person other than a natural person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such given Person, or (ii) in the case of a natural person, any other Person that directly or indirectly is Controlled by such given Person or is a Family Member of such given Person. For the avoidance of doubt, the Affiliates of the Group Companies shall, among others, include the Qingke Shishang Group Companies.

“Agreement”	has the meaning given in the Recitals.

“Anti-Corruption Laws”	means any applicable Law, including, but not limited to, the Foreign Corrupt Practices Act of the United States (15 U.S.C. §§ 78dd-1, et seq.), as amended, or any similar Laws of any Governmental Authority, regarding any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Government Official, regardless of form, whether in money, property, or services.

“Approval”	means any approval, authorization, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person.

“Anti-Money Laundering Laws”	has the meaning given in Section 5.11.6.

“Balance Sheet Date”	means December 31, 2018.

“Baoshan Public Rental”	has the meaning given in Exhibit III.

“Beijing Qingke”	has the meaning given in Exhibit III.

“Beijing Qingke Investment”	has the meaning given in Exhibit III.

“Big-Four Accounting Firm”	means any of KPMG, PricewaterhouseCoopers (PwC), Deloitte Touche Tohmatsu (Deloitte) and Ernst & Young (EY).

“Board”	means the board of directors of the Company.

“Business Day”	means a day (other than a Saturday or a Sunday) that the banks in Hong Kong, the PRC, or the City of New York are generally open for business.

“BVI”	means the British Virgin Islands.

“BVI Subsidiary”	has the meaning given in the Recitals.

“CFC”	has the meaning given in Section 5.18.10.

“Chengdu Qingke”	has the meaning given in Exhibit III.

“Circular 37”	means Circular 37, issued by SAFE on July 4, 2014, titled “the Notice on Relevant Issues Concerning Foreign Exchange Administrative for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Vehicles,” effective as of July 4, 2014.

“Class A Ordinary Shares”	means the Company’s class A ordinary shares, par value US$0.00001 per share.

“Class B Ordinary Shares”	means the Company’s class B ordinary shares, par value US$0.00001 per share.

“Closing”	means the consummation of the issuance and subscription of the Subscription Shares as contemplated under this Agreement.

“Closing Account”	has the meaning given in Section 3.2.

“Closing Date”	means the date on which the Closing occurs as contemplated under this Agreement.

“Code”	means the US Internal Revenue Code of 1986, as amended.

“Company”	has the meaning given in the Recitals.

“Competes”	with any Group Company means a Person, directly or indirectly, owns, manages, engages in, operates, controls, works for, consults with, renders services for, does business with, maintains any interest in (proprietary, financial or otherwise) or participates in the ownership, management, operation or control of, any Restricted Business, whether in corporate, proprietorship or partnership form or otherwise; provided, however, that such restrictions shall not apply to the acquisition by such Person, directly or indirectly, of less than 2% of the outstanding shares of any publicly traded company engaged in a Restricted Business.

“Confidential Information”	has the meaning given in Section 14.11.1.

“Constitutional Documents”	means the constitutional documents of the respective Group Company which may include, as applicable, memoranda and articles of association, by-laws, joint venture contracts and the like.

“Contracts”	means legally binding contracts, agreements, engagements, purchase orders, commitments, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses or any other contractual arrangements or obligations, which are currently subsisting and not terminated or completed (with each of such Contracts being referred to as a “Contract”).

“Control”	of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, contractual arrangement or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of the board of directors or similar governing body of such Person; and the term “Controlled” has the meaning correlative to the foregoing.

“Control Documents”	means the following contracts entered into by the WFOE, the Domestic Company and other parties thereto pursuant to the Restructuring Plan, as applicable, collectively: (i) Exclusive Technology Service Agreements (独家技术服务协议), (ii) Exclusive Call Option Agreement (独家购买权协议), (iii) Voting Rights Proxy Agreements (股东表决权委托协议), and (iv) Equity Pledge Agreement (股权质押协议).

“Conversion Shares”	means the Ordinary Shares of the Company issuable upon conversion of the Subscription Shares or the Adjustment Shares.

“Damages”	has the meaning given in Section 10.1.

“Disclosing Party”	has the meaning given in Section 14.11.4.

“Domestic Company”	has the meaning given in the Recitals.

“Domestic Resident”	has the meaning set forth in Circular 37 and/or other Law related to Circular 37.

“Employment-Related Agreement”	means an employment agreement containing confidentiality, non-compete and invention assignment provisions, or a set of agreements entered into by an employee of a Group Company (including any Key Employee, current or future employee, officer and consultant) with respect to his or her employment with such Group Company, in form and substance satisfactory to the Investor.

“Equity Securities”	means, with respect to a given Person, any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of such Person, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“ESOP”	means a share incentive plan or other similar arrangements of the Company to be approved by the board of directors of the Company after the Closing pursuant to the Shareholders Agreement.

“EU”	has the meaning given in Section 5.11.7(a)1.

“Financial Statements”	means the following financial statements, including the related notes and schedules thereto: (i) the consolidated financial statements for the Group Companies as of the Balance Sheet Date prepared by a Big-Four Accounting Firm approved by the Investor, and (ii) the unaudited consolidated balance sheet and the related consolidated statements of income and cash flows for the Company and the unaudited balance sheet and the related statements of income and cash flows for each of the Group Companies as of January 31, 2018.

“Founder”	has the meaning given in the Recitals.

“Fundamental Warranties”	has the meaning given in Section 12.

“Funding Date”	has the meaning given in Section 2.1.

“Government Official”	means any officer, employee or other Person acting in an official capacity for any Governmental Authority, to any political party or official thereof or any candidate for any political office.

“Governmental Authority”	means any nation, government, province, state, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any government or any political subdivision thereof, court, tribunal, arbitrator, the governing body of any securities exchange, and self-regulatory organization, in each case having competent jurisdiction.

“Group Companies”	means, collectively, the Company, the BVI Subsidiary, the US Subsidiaries, the HK Subsidiary, the PRC Subsidiaries and any other Subsidiaries of the foregoing from time to time, with each of such Group Companies being referred to as a “Group Company”.

“Guangzhou Qingke”	has the meaning given in Exhibit III.

“Guqing Property”	has the meaning given in Exhibit III.

“Hangzhou Qingke”	has the meaning given in Exhibit III.

“Hefei Qingke”	has the meaning given in Exhibit III.

“HK Subsidiary”	has the meaning given in the Recitals.

“HKIAC”	has the meaning given in Section 14.13.

“HMT”	has the meaning given in Section 5.11.7(a)1.

“Holding Company”	has the meaning given in the Recitals.

“Hong Kong”	means Hong Kong Special Administrative Region of the PRC.

“Huarui Bank”	means Shanghai Huarui Bank Co., Ltd.(上海华瑞银行股份有限公司).

“Huarui Warrant”	means, the warrant entitled Huarui Bank to purchase certain number of Ordinary Shares issued by the Company pursuant to a Certificate and Undertaking of Shares Warrant (股权购买权利证明及承诺) executed by Qingke Public Rental at the subscription price of US$0.25 per share.

“Huarui Warrant Shares”	means, 8,917,557 Class A Ordinary Shares issuable upon exercise by Huarui Bank of the subscription right attaching to the Huarui Warrant.

“Indemnified Party”	has the meaning given in Section 10.1.

“Indemnifying Party”	has the meaning given in Section 10.1.

“Interested Party”	means a Founder, any shareholder, director, officer or employee of a Group Company, or any Affiliate of the foregoing.

“Investor”	has the meaning given in the Recitals.

“Jiaxing Huicai”	has the meaning given in Exhibit III.

“Jiaxing Public Rental”	has the meaning given in Exhibit III.

“Jiaxing Qingke Talent Apartment”	has the meaning given in Exhibit III.

“Key Employee”	means the employees of the Group Companies as set forth in Exhibit VII hereto.

“Knowledge”	means the actual or constructive knowledge of a Person after due and diligent inquiries of officers, directors and other employees of such Person reasonably believed to have knowledge of the matter in question.

“Law”	means any law, rule, constitution, code, ordinance, statute, treaty, decree, regulation, common or customary law, order, official policy, circular, provision, administrative order, interpretation, injunction, judgment, ruling, assessment, writ or other legislative measure of any Governmental Authority.

“Liability” or “Liabilities”	means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

x

“Lien”	means any mortgage, pledge, security interest, encumbrance, title defect, lien, charge, restriction, covenant, other limitation, Liability or claim of any kind whatsoever.

“Lingqing Property”	has the meaning given in Exhibit III.

“Management”	has the meaning given in Section 4.2(a)(v).

“Management Adjustment Shares”	has the meaning given in Section 4.2(a)(v).

“Material Adverse Effect”	means fact, event, change, circumstance, or effect that causes, or is reasonably likely to cause, a material adverse effect on the operations, results of operations, condition (financial or otherwise), assets, Liabilities, employees or business of any Group Company (as presently conducted and proposed to be conducted) or on the ability of any Group Company to perform its material obligations under any Transaction Document to which it is a party or on the enforceability of any Transaction Document against any Group Company, either individually or when taken together with other effects.

“Material Contracts”	has the meaning given in Section 5.9.1.

“Minqing Property”	has the meaning given in Exhibit III.

“Nanjing Qingke”	has the meaning given in Exhibit III.

“Non-Disclosing Parties”	shall be defined as in Section 14.11.4.

“OFAC”	has the meaning given in Section 5.11.7(a)1.

“Operating Company” or “Operating Companies”	means collectively, the Domestic Company and its Subsidiaries.

“Ordinary Shares”	means collectively, the Company’s Class A Ordinary Shares and Class B Ordinary Shares.

“Party” or “Parties”	has the meaning given in the Recitals.

“Performance Adjustment Shares”	has the meaning given in Section 4.2(a)(iv).

“Person”	means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise, entity or legal person.

“PFIC”	has the meaning given in Section 5.18.10.

“PRC”	means the People’s Republic of China, excluding Hong Kong, Taiwan and Macau Special Administrative Region.

“PRC GAAP”	means the generally accepted accounting principles of the PRC.

“PRC Subsidiaries”	means the WFOE, the Domestic Company, Qingke Chuangyi, Suzhou Qingke, Minqing Property, Tangqing Property, Qingteng Investment, Qingke Public Rental, Guqing Property, Qingke Equipment Rental, Baoshan Public Rental, Jiaxing Public Rental, Hangzhou Qingke, Guangzhou Qingke, Beijing Qingke, Beijing Qingke Investment, Tianjin Qingke, Chengdu Qingke, Nanjing Qingke, Hefei Qingke, Xiamen Qingke, Wuhan Qingke, Jiaxing Qingke Talent Apartment, Jiaxing Huicai and any other current and future corporation, company (including any limited liability company), association, partnership, joint venture or other business entity from time to time organized and existing under the law of the PRC (i) which is a Subsidiary of the Company or (ii) whose financial reporting is consolidated with the Company or its Subsidiary in any of their audited financial statements, with each of such PRC Subsidiaries being referred to as a “PRC Subsidiary”.

“Preferred Shares”	means the preferred shares of par value of US$0.00001 each in the authorised share capital of the Company including without limitation the Series C-2 Shares, the Series C-1 Shares, the Series C Shares, the Series B Shares and Series A Shares or any of the foregoing shares as the context may require.

“Principal Business”	means the business of (i) online and offline house rental and house trust; (ii) online and offline rental of household appliance and furniture; (iii) online and offline rental (long-term) information service; (iv) internet value-added services; (v) platform business; (vi) property management business and any other businesses related to businesses above.

“Proposal”	has the meaning given in Section 7.16.

“Proprietary Assets”	means (i) all inventions and patents, together with all applications, reissuances, continuations, revisions, and extensions thereof, (ii) all registered and material unregistered trademarks, service marks, trade dress, logos, trade names and corporate names and domain names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works (including, without limitation, all works of authorship, works made for hire and mask works), all copyrights (together with all applications, registrations and renewals in connection therewith) and all material unregistered copyrights, (iv) all trade secrets and confidential business information (including ideas, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, technology, technical data, designs, drawings, flowcharts, diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all Software, (vi) all other proprietary rights, (vii) all licenses, sublicenses, agreements, consents or permissions related to the foregoing, (viii) all media on which any of the foregoing is stored or all documentation related to any of the foregoing and (viii) any of the above reflected in the balance sheets of the Financial Statements and in the asset list attached to the Restructuring Plan and the Qingke Robot Assets Purchase Plan.

“QEF Election”	has the meaning given in Section 7.6.2.

“Qingke Chuangyi”	has the meaning given in Exhibit III.

“Qingke Equipment Rental”	has the meaning given in Exhibit III.

“Qingke Public Rental”	has the meaning given in Exhibit III.

“Qingke Robot”	means Shanghai Qingke Robot Technology Co., Ltd. (上海青客机器人科技股份有限公司)

“Qingke Robot Assets Purchase Plan”	means the Qingke Robot Assets Purchase Plan as set out in Exhibit IX of this Agreement

“Qingke Shishang”	means Shanghai Qingke Shishang Living Service Company Limited by Shares (上海青客时尚生活服务股份有限公司).

“Qingke Shishang Group Companies”	means, collectively, Qingke Shishang and any of its Subsidiaries prior to the Restructuring (including but not limited to Qingke Chuangyi, Suzhou Qingke, Minqing Property, Tangqing Property, Shanghai Qingteng Investment, Qingke Public Rental and Guqing Property), with each of such Qingke Shishang Group Companies being referred to as a “Qingke Shishang Group Company”.

“Qingteng Investment”	has the meaning given in Exhibit III.

“QIPO”

means a firm commitment underwritten public offering of the Ordinary Shares (or securities representing such Ordinary Shares) on an internationally recognized securities exchange or board (whether in the United States or in another jurisdiction) as may be approved by the Investor:

(i) pursuant to which all Shares converted from the Preferred Shares will become listed and publicity tradable;

(ii) with a pre-offering market capitalization of the Company of US$800,000,000 or more (on a fully diluted basis); and

(iii) where such public offering results in proceeds to the Company in excess of US$160,000,000, after deducting all expenses of the public offering, including but not limited to underwriters fees, legal expenses, auditors fees and other third party expenses, provided, however, subject to the provisions set forth in the Shareholders Agreement and the Restated Articles, if all the directors appointed by the holders of the Series A Shares, Series B Shares and Series C Shares have reached consensus on the plan of an initial public offering, the Investor agrees to waive (ii) and (iii) above to the extent that such agreed initial public offering shall (x) have a pre-offering market capitalization of the Company of no lower than US$600,000,000 (on a fully diluted basis); and (y) result in proceeds to the Company in excess of 20% of the pre-offering market capitalization (after deducting all expenses), which shall be no lower than US$120,000,000.

“QIPO Adjustment Shares”	has the meaning given in Section 2.2.1.

“Relief”	includes any relief, loss, allowance, exemption, set-off, deduction or credit in computing or against profits or Tax available to any Group Company granted by or pursuant to any legislation, rules, regulations and codes and any subsidiary rules or provisions issued concerning or otherwise relating to Tax.

“Replacement Auditor”	has the meaning given in Section 4.2(a)(ii).

“Restated Articles”	means the amended and restated Memorandum and Articles substantially in the form as attached hereto as Exhibit V.

“Restricted Business”	means any business that is related to the Principal Business or otherwise competes with the Group Companies.

“Restructuring”	means a series of transactions and corporate actions (including but not limited to the transfer of certain properties, assets and contract rights) between the Group Companies and the Qingke Shishang Group Companies as contemplated under the Restructuring Plan.

“Restructuring Plan”	means the restructuring plan of the Group Companies as set forth in Exhibit IX of the share purchase agreement relating to the purchase of the Series B Shares dated April 21, 2015.

“RMB”	means the lawful currency of the PRC from time to time.

“SAFE”	means the State Administration of Foreign Exchange of the PRC and its local branches.

“SAFE Rules and Regulations”	means Circular 37, and any other guidelines, implementing rules, reporting and registration requirements issued by SAFE.

“Sanctions”	has the meaning given in Section 5.11.7(a)1.

“Securities Act”	means the US Securities Act of 1933, as amended and interpreted from time to time.

“Series A-1 Shares”	means the Company’s series A-1 preferred shares, par value US$0.00001 per share.

“Series A-2 Shares”	means the Company’s series A-2 preferred shares, par value US$0.00001 per share.

“Series A-3 Shares”	means the Company’s series A-3 preferred shares, par value US$0.00001 per share.

“Series A Shares”	means, collectively, the Company’s series A-1 Shares, Series A-2 Shares and Series A-3 Shares.

“Series B Shares”	means, the Company’s series B preferred shares, par value 0.00001 per share.

“Series C Shares”	means, the Company’s series C preferred shares, par value 0.00001 per share.

“Series C-1 Shares”	means, the Company’s Series C-1 preferred shares, par value 0.00001 per share.

“Series C-2 Shares”	means, the Company’s Series C-2 preferred shares, par value 0.00001 per share.

“Shareholders Agreement”	means the Shareholders Agreement substantially in the form as attached hereto as Exhibit IV, as amended from time to time.

“Social Security Funds”	means all employee social welfare and benefit funds, including housing accumulation funds, required to be contributed by the PRC Subsidiaries under applicable PRC Laws.

“Software”	means computer programs, including any and all software implementation of algorithms, models and methodologies (whether in source code or object code), databases and compilations (including any and all data and collections of data), and all related documentation.

“Subscription Price”	has the meaning given in Section 2.2.

“Subscription Shares”	has the meaning given in Section 2.1.

“Subsidiary”

means, (i) in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the voting stock is at the time owned or controlled (including contractual control), directly or indirectly, by:

(a) such Person,

(b) such Person and one or more Subsidiaries of such Person, or

(c) one or more Subsidiaries of such Person.

and (ii) in respect of the Company, any of its PRC Subsidiaries in addition to any Subsidiary described above, any Person Controlled directly or indirectly by any of the foregoing and any Person whose financial statements are consolidated into those of the Company under the applicable accounting standards.

“Suzhou Qingke”	has the meaning given in Exhibit III.

“Tangqing Property”	has the meaning given in Exhibit III.

“Tax Return”	means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Tax” or “Taxes”	means (i) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (ii) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in (i) above, (iii) any form of transferee Liability imposed by any Governmental Authority in connection with any item described in (i) and (ii) above, and (iv) all similar Liabilities as described in the foregoing.

“Tianjin Qingke”	has the meaning given in Exhibit III.

“Transaction Documents”	means, collectively, this Agreement, the Shareholders Agreement, the Restated Articles, and all ancillary documents as referred to in such documents.

“UNSC”	has the meaning given in Section 5.11.7(a)1.

“Updated Disclosure Schedule”	has the meaning given in Section 7.22.

“US” or “United States”	means the United States of America.

“US$”	means the lawful currency of the United States from time to time.

“US GAAP”	means the generally accepted accounting principles of the United States.

“US Subsidiaries”	has the meaning given in the Recitals.

“US Subsidiary”	has the meaning given in the Recitals.

“Warranties”	means the representations and warranties set out in Section 4 given by the Warrantors and any other representations or warranties made by or on behalf of the Warrantors in this Agreement or which have become terms of this Agreement (with each of such Warranties being referred to as a “Warranty”).

“Warrantors”	means, collectively, the Group Companies, the Founder and the Holding Company.

“WFOE”	has the meaning given in the Recitals.

“Wuhan Qingke”	has the meaning given in Exhibit III.

“Xiamen Qingke”	has the meaning given in Exhibit III.

PART II: INTERPRETATION

1.

Share Calculation. In calculations of share numbers, (i) references to a “fully diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) have been so converted, exercised or exchanged, (ii) references to a “non-diluted basis” mean that the calculation is to be made not taking into account the Additional ESOP Shares and the Huarui Warrant Shares, and (iii) references to an “as converted basis” mean that the calculation is to be made assuming that all Preferred Shares in issue have been converted into Ordinary Shares. All calculations shall be deemed to be on a fully diluted and as converted basis unless otherwise specified. Any share number or per share amount referred to in this Agreement shall be appropriately adjusted to take into account any bonus share issue, share subdivision, share combination, share split, recapitalization, reclassification or similar event affecting the Ordinary Shares after the date of this Agreement. Any reference to or calculation of Shares in issue shall exclude treasury shares.

2.	Agreed Terms. References to a document “in the agreed terms” shall be to a document agreed between and initialed for identification by or on behalf of the Investor and the Company.

EXHIBIT II

CAPITALIZATION TABLE IMMEDIATELY PRIOR TO AND AFTER THE CLOSING

[Separately attached]

EXHIBIT III

SUBSIDIARIES OF DOMESTIC COMPANY

1.	Shanghai Qingke Chuangyi Industrial Supporting Property Management Co., Ltd. (上海青客创意产业配套物业管理有限公司), a limited liability company established under the PRC Laws (“Qingke Chuangyi”);

2.	Suzhou Qingke Information Technology Co., Ltd. (苏州青客信息科技有限公司), a limited liability company established under the PRC Laws (“Suzhou Qingke”);

3.	Shanghai Lingqing Property Management Co., Ltd. (上海凌青物业管理有限公司), a limited liability company established under the PRC Laws (“Lingqing Property”)

4.	Shanghai Minqing Property Service Co., Ltd., a limited liability company established under the PRC Laws (上海闵青物业服务有限公司) (“Minqing Property”);

5.	Shanghai Tangqing Property Management Co., Ltd., a limited liability company established under the PRC Laws (上海唐青物业管理有限公司) (“Tangqing Property”);

6.	Shanghai Qingteng Investment Management Center LLP, a limited liability partnership established under the PRC Laws (上海青腾投资管理中心(有限合伙)) (“Qingteng Investment”);

7.	Shanghai Qingke Trading Co., Ltd. (上海青客贸易有限公司), a limited liability company established under the PRC Laws (“Shanghai Qingke Trading”);

8.

Shanghai Qingke Public Rental Housing Leasehold Operation and Management Company Limited by Shares, a company limited by shares incorporated under the PRC Laws (上海青客公共租赁住房租赁经营管理股份有限公司) (“Qingke Public Rental”);

9.	Shanghai Guqing Property Management Co., Ltd., a limited liability company established under the PRC Laws (上海谷青物业管理有限公司) (“Guqing Property”);

10.	Shanghai Qingke Equipment Rental Co., Ltd. (上海青客设备租赁有限公司), a limited liability company established under the PRC Laws (“Qingke Equipment Rental”);

11.	Shanghai Baoshan Qingke Public Rental Leased Housing Operation and Management Co., Ltd. (上海宝山青客公共租赁用房运营管理有限公司), a limited liability company established under the PRC Laws (“Baoshan Public Rental”);

12.

Jiaxing Qingke Public Rental Housing Leasehold Investment Management Company Limited by Share (嘉兴青客公共租赁住房投资管理股份有限公司), a limited liability company established under the PRC Laws (“Jiaxing Public Rental”);

13.	Hangzhou Qingke Apartment Management Co., Ltd. (杭州青客公寓管理有限公司), a limited liability company established under the PRC Laws (“Hangzhou Qingke”);

14.	Guangzhou Qingke Apartment Hotel Management Co., Ltd. (广州青客公寓酒店管理有限公司), a limited liability company established under the PRC Laws (“Guangzhou Qingke”);

15.	Beijing Qingke Property Management Co., Ltd. (北京青客物业管理有限公司), a limited liability company established under the PRC Laws (“Beijing Qingke”);

16.	Tianjin Qingke Apartment Management Co., Ltd. (天津青客公寓管理有限公司), a limited liability company established under the PRC Laws (“Tianjin Qingke”);

17.	Chengdu Qingke Apartment Management Co., Ltd. (成都青客公寓管理有限公司), a limited liability company established under the PRC Laws (“Chengdu Qingke”);

18.	Nanjing Qingke Apartment Management Co., Ltd. (南京青客公寓管理有限公司), a limited liability company established under the PRC Laws (“Nanjing Qingke”);

19.	Hefei Qingke Property Management Co., Ltd. (合肥青客物业管理有限公司), a limited liability company established under the PRC Laws (“Hefei Qingke”);

20.	Xiamen Qingke Apartment Management Co., Ltd. (厦门青客公寓管理有限公司), a limited liability company established under the PRC Laws (“Xiamen Qingke”);

21.	Wuhan Qingke Apartment Hotel Management Co., Ltd. (武汉青客公寓酒店管理有限公司), a limited liability company established under the PRC Laws (“Wuhan Qingke”);

22.	Jiaxing Qingke Talent Apartment Construction and Development Co., Ltd. (嘉兴青客人才公寓建设开发有限公司), a limited liability company established under the PRC Laws (“Jiaxing Qingke Talent Apartment”); and

23.	Jiaxing Huicai Property Management Co., Ltd. (嘉兴汇才物业管理有限公司), a limited liability company established under the PRC Laws (“Jiaxing Huicai”).

EXHIBIT IV

FORM OF SHAREHOLDERS AGREEMENT

EXHIBIT V

FORM OF RESTATED ARTICLES

EXHIBIT VI

DISCLOSURE SCHEDULE

EXHIBIT VII

LIST OF KEY EMPLOYEES

EXHIBIT VIII

NOTICES

IF TO THE WARRANTORS:

Address:	上海市徐汇区龙华中路596号绿地中心 A栋1607室

Fax:	86-21-64179303

Tel:	86-21-64179625

Attn:	金光杰

IF TO THE INVESTOR:

CP QK Singapore Pte Ltd.

Address: One Temasek Avenue, #20-01 Millenia Tower Singapore 039192

Telephone: +65 6511 3088

Facsimile: +65 6223 5992

With a copy to:

Name: Lawrence Lim

Email: llim@cgcm.com

EXHIBIT IX

PROPRIETARY ASSETS OF QINGKE SHISHANG